As filed with the Securities and Exchange Commission on June 12, 2008

Registration No. 333-149746

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA HOUSING & LAND DEVELOPMENT, INC.
(Name of small business issuer in its charter)

Nevada	6513	20-1334845
(State or other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6 Youyi Dong Lu, Han Yuan 4 Lou Xi'An, Shaanxi Province China 710054 86-029-82582632
(Address and telephone number of principal executive offices and principal place of business)

Lu Pingji, Chief Executive Officer China Housing & Land Development, Inc. 6 Youyi Dong Lu, Han Yuan 4 Lou Xi'An, Shaanxi Province China 710054 86-029-82582632
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_] Non-accelerated filer [X] (Do not check if a smaller reporting company)	Accelerated filer [_] Smaller reporting company[_]

CALCULATION OF REGISTRATION FEE
Title of class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.001 par value	2,021,440	$ 4.15 (1)	$ 8,388,976	$329.69

Common Stock, $0.001 par value issuable upon exercise of Warrants	1,796,835	$ 4.15 (2)	$ 7,456,865.25	$293.05

Total	3,818,275		$ 15,845,841.25	$622.74

(1)     Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on March 11, 2008, which was $4.15 per share.

(2)     Calculated in accordance with Rule 457(g)(1).

(3)     The registration fee was previously paid with the filing of the original registration statement on March 14, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 12, 2008

CHINA HOUSING & LAND DEVELOPMENT, INC.
3,818,275 SHARES OF
COMMON STOCK

        This prospectus relates to the resale by the selling stockholders of up to 3,818,275shares of our common stock, per value $0.001 per share, including up to 1,796,835 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants. Our common stock is currently traded on the NASDAQ under the symbol “CHLN”. The last reported sales price per share of our common stock as reported by the NASDAQ is 4.74.

        Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.

        No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is June 12, 2008.

TABLE OF CONTENTS

Prospectus Summary	3

Cautionary Note Regarding Forward-Looking Statements	6

Risk Factors	7

This Offering	15

Use of Proceeds	15

Selling Shareholders	16

Our Recent Private Placement	16

Plan of Distribution	18

Description of Securities	20

Interest of Named Experts and Counsel	20

Business	20

Market for China Housing & Land Development, Inc.'s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	28

Management	28

Security Ownership of Certain Beneficial Owners and Management	34

Management's Discussion and Analysis of Financial Condition and Results of Operations	35

Other Expenses of Issuance and Distribution	43

Description of Property	43

Penny Stock	43

Legal Proceedings	44

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	47

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	47

Transfer Agent	48

Additional Information	48

Financial Statements	F-1

Part II. Information Not Required in Prospectus	II-1

Exhibit Index	II-2

You may only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has not been a change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China Housing,” “CHLN,” the “Company,” “we,” “us,” and “our” refer to China Housing & Land Development, Inc.

OUR COMPANY

        Overview

        We are a real estate development company doing business primarily in Xi’an, Shaanxi province, located in the northwest part of China.

        Through our two wholly owned subsidiaries, Xi’an Tsining Housing Development Co., Ltd. (“Tsining”) and Xi’an new land Development Co., Ltd (“New Land”), we are engaged in the development, construction, and sale of residential and commercial real estate units, as well as land development in Shaanxi province, China. Tsining has completed a number of significant real estate development and construction projects in Xi’an, the capital of Shaanxi province. Tsining aims to expand its business into other developing urban markets in western China. New Land develops land and performs infrastructure projects for local governments. The infrastructure projects include but not limited to engineering and installation of water systems, roads, sewer systems, waterway dams and bridges, and public park facilities.

        The Company currently hires sales managers and over thirty primarily commission-driven direct sales personnel on site to service prospective clients. Our marketing campaign uses various advertising media to market our property developments, including newspapers, magazines, television, radio, e-marketing and outdoor billboards. In addition, we run a successful membership program which allows existing and potential customers to receive “points” at a discount that can be redeemed for the purchase of our future property. The program provides good indication of project sales and better cash liquidity for our company. After our units are sold or leased, we subcontract property companies to provide management services. To continue to promote brand quality and recognition among customers, we have hired a third-party evaluation company to survey both existing and potential customers in terms of our services and recognition of our “Tsining” brand.

        Our corporate offices are located at 6 Youyi Lu, Han Yuan 4th Floor, Xi’an, China. Our telephone number at that location is +86-29-8258-2632.

        Summary of Recent Transactions

Acquisition on March 9, 2007

        On March 9, 2007, the Registrant entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

Private Placement on May 9, 2007

        On May 7, 2007, China Housing & Land Development, Inc. (the “Company”), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the “Closing Date”), the Company completed the sale of $25,006,978 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the private placement. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

        The Company is obligated to file a registration statement to register the resale of shares of the common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants granted in the private placement. If the registration statement is not filed within 45 days from the Closing Date, or declared effective within 180 days following the Closing Date, or if the registration ceases to be effective for more than thirty (30) trading days, the Company is obligated to pay the investors certain fees per month in the amount of 1% of the principal amount invested.

        In connection with the offering, the Company paid a placement fee of 7% of the proceeds in cash.

Financing on January 28, 2008

        On January 28, 2008, China Housing & Land Development, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”). Pursuant to the Agreement, the Company agreed to sell to Investors 5.0% Senior Secured Convertible Notes, which are convertible into shares of the Company’s Common Stock, for an aggregate purchase price of US$ 20,000,000 and to receive, in consideration for such purchase, Warrants to acquire additional shares of Common Stock.  The 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date. The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Lu Pingji, as evidenced by the pledge agreement (the “Pledge Agreement”). The Notes are subject to events of default customary for convertible securities and for a secured financing.  The Warrants grant the Investors the right to acquire shares of Common Stock at $6.07 per share of Common Stock, subject to customary anti-dilution adjustments. The Warrants may be exercised to purchase Common Stock at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.

        In connection with this transaction, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms and conditions of the Registration Rights Agreement, the Company has agreed to register within 60 calendar days after closing shares of Common Stock issuable to the Investors for resale on a Form S-3 Registration Statement to be effective by 90 calendar days or 120 days if the registration statement is subject to a full review by the U.S. Securities and Exchange Commission. The Company shall register an amount of Common Stock for resale that equals at least 125% of the sum of shares issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. The registration rights granted under the Registration Rights Agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures.

        In connection with the offering, the Company paid Merriman Curhan Ford & Co. (AMEX: MEM) acted as financial advisor an advisory fee of 2% of the proceeds in cash.

ABOUT OUR RECENT PRIVATE PLACEMENT

        On January 28, 2008, China Housing & Land Development, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”). Pursuant to the Agreement, the Company agreed to sell to Investors 5.0% Senior Secured Convertible Notes, which are convertible into shares of the Company’s Common Stock, for an aggregate purchase price of US$ 20,000,000 and to receive, in consideration for such purchase, Warrants to acquire additional shares of Common Stock.  The 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date. The conversion price for the Convertible Note is $5.57 per share. The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Lu Pingji, as evidenced by the pledge agreement (the “Pledge Agreement”). The Notes are subject to events of default customary for convertible securities and for a secured financing.  The Warrants grant the Investors the right to acquire shares of Common Stock at $6.07 per share of Common Stock, subject to customary anti-dilution adjustments. The Warrants may be exercised to purchase Common Stock at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.

        In connection with this transaction, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”). to register the Common Stock issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. Pursuant to the terms and conditions of the Registration Rights Agreement, the Company has agreed to register within 60 calendar days after closing shares of Common Stock issuable to the Investors for resale on a Form S-3 Registration Statement to be effective by 180 calendar days or 180 days if the registration statement is subject to a full review by the U.S. Securities and Exchange Commission. The Company shall register an amount of Common Stock for resale that equals at least 125% of the sum of shares issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. The registration rights granted under the Registration Rights Agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures.

Under this private placement, we received $20,000,000 in the aggregate, with net proceeds of $19,056,681.49 after deducting $939,808.51 paid for commissions and legal expenses.

THIS OFFERING

Common stock outstanding prior to this offering (on December 31, 2007)	30,141,887	(1)

Common stock being offered for resale to the public	3,818,275	(2)

Common stock outstanding after this offering	33,960,162	(3)

Percentage of common stock outstanding before this offering that shares being registered for resale represent	12.67%

    (1)        Excludes the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008.

    (2)        Includes both the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008 and the 1,796,835 shares of common stock to be issued upon the exercise of the Warrants pursuant to the Securities Purchase Agreement.

    (3)        Includes the total of shares being registered in the private placement pursuant to the Registration Rights Agreement.

        Total proceeds raised in the offering: We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $20,000,000 in gross proceeds from the Buyers under the Securities Purchase Agreement. We may also receive some proceeds if any of the selling shareholders exercise their Warrants through cash exercise.

Warrants

        Each investor who has been issued a Warrant is granted the right to purchase in the aggregate up to a maximum additional 1,796,835 shares of our common stock. The Warrant entitles its holder to one share of our common stock upon exercise. The Warrants may be exercised at any time on or after the initial exercise eligibility date of January 28, 2008 to and including February 28, 2013, at an exercise price of $6.07 per share. The exercise price was negotiated based on the price of the then current underlying common stock of the Company quoted on the OTC Bulletin Board.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained in this Form S-1 that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form S-1, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS

        This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of its control, such as changes in consumer confidence and declines in employment levels.

        Changes in national and regional economic conditions, as well as local economic conditions where the Company conducts its operations and where prospective purchasers of its homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause its operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the homebuilder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in its revenues could in turn negatively affect the market price of its securities.

An increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for the Company’s homes.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective homebuyers to obtain the financing they would need in order to purchase our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. For example, if mortgage financing became less available, demand for its homes could decline. A reduction in demand could also have an adverse effect on the pricing of our homes because we and our competitors may reduce prices in an effort to better compete for home buyers. A reduction in pricing could result in a decline in revenues and in our margins.

We could experience a reduction in home sales and revenues or reduced cash flows if we are unable to obtain reasonably priced financing to support its homebuilding and land development activities.

        The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance its homebuilding and land development activities. Although we believe that internally generated funds and current borrowing capacity will be sufficient to fund our capital and other expenditures (including land acquisition, development and construction activities), the amounts available from such sources may not be adequate to meet our needs. If such sources are not sufficient, we would seek additional capital in the form of debt or equity financing from a variety of potential sources, including bank financing and/or securities offerings. The availability of borrowed funds, to be utilized for land acquisition, development and construction, may be greatly reduced, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with new loans. The failure to obtain sufficient capital to fund its planned capital and other expenditures could have a material adverse effect on our business.

We are subject to extensive government regulation which could cause it to incur significant liabilities or restrict it business activities.

        Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict its business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may require additional capital in the future, which may not be available on favorable terms or at all.

        Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

        We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

        Our projects and the raw materials we use have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

        We could be adversely affected by the occurrence of natural disasters. From time to time, our developed sites may experience strong winds, storms, flooding and earth quakes. Natural disasters could impede operations, damage infrastructure necessary to our constructions and operations. The occurrence of natural disasters could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

We are dependant on third-party subcontractors, manufacturers, and distributors for all construction services and supply construction materials, and a discontinued supply of such services and materials will adversely affect our construction projects.

        The Company is dependent on third-party subcontractors, manufacturers, and distributors for all construction services and supply construction materials. Construction services or products purchased from the Company’s five largest subcontractors/suppliers accounted for 41% for the year ended December 31, 2006.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

        In general, the property development industry is intensely competitive and highly fragmented. We compete with various companies. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

        We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the People’s Republic of China (“PRC or “China”). Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the constructions. Although our construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt its business operations.

        Our future success will depend in substantial part on the continued service of our senior management, including Mr. Lu Pingji, our Chairman and Chief Executive Officer, and Mr. Feng Xiaohong, our Chief Operational Officer. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life or other insurance in respect of any of its officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the People’s Republic of China, competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

Risk Relating to the Residential Property Industry in China

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC, especially in Tier II cities which have lagged in progress in these aspects when compared to Tier I cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the Tier II cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors, or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

The PRC government may adopt further measures to curtail the overheating of the property sector.

Along with the economic growth in China, investments in the property sectors have increased significantly in the past few years. In response to concerns over the scale of the increase in property investments, the PRC government has introduced policies to curtail property development. We believe the following regulations, among others, significantly affect the property industry in China.

In May 2006, the Ministry of Construction, National Development and Reform Commission, or the NDRC, People’s Bank of China (“PBOC”) and other relevant PRC government authorities jointly issued the Opinions on Adjusting the Housing Supply Structure and Stabilizing the Property Prices, which introduced measures to limit resources allocated to the luxury residential market. For instances, the new measures require that at least 70% of a residential project must consist of units with a Gross Floor Area (“GFA”) of less than 90 square meters per unit, and the minimum amount of down payment was increased from 20% to 30% of the purchase price of the underlying property if it has a unit GFA of 90 square meters or more. In September 2007, PBOC and China Banking Regulatory Commission issued the Circular on Strengthening the Management of Commercial Real Estate Credit Facilities, which increased the minimum down payment for any purchase of second or subsequent residential property to 40% of the purchase price if the purchaser had obtained a bank loan to finance the purchase of his or her first property.

In July 2006, the Ministry of Construction, the Ministry of Commerce, NDRC, PBOC, the State Administration for Industry and Commerce and State Administration of Foreign Exchange (“SAFE”) issued Opinions on Regulating the Entry and Administration of Foreign Investment in Real Property Market, which impose significant requirements on foreign investment in the PRC real estate sector. For instance, these opinions set forth requirements of registered capital of a foreign invested real property enterprise as well as thresholds for a foreign invested real property enterprise to borrow domestic or overseas loans. In addition, since June 2007, a foreign invested real property enterprise approved by local authorities is required to register such approvals with the Ministry of Commerce.

The PRC government’s restrictive regulations and measures to curtail the overheating of the property sector could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further slow down property development in China and adversely affect our business and prospects.

Risks Related to China

China’s Economic Policies could affect our Business.

        Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

        While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

        The economy of China has been changing from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, the control of payment of foreign currency- denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in China may hamper our ability to remit income to the United States.

        The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our directors believe that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change; we may not be able to remit all income earned and proceeds received in connection with our operations or from the sale of our operating subsidiary to our stockholders.

The fluctuation of the Renminbi may materially and adversely affect your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

        Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

        Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

        In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

        As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Pingji Lu, our Chairman and Chief Executive Officer, as our agent to receive service of process in any action against our company in the United States.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

        At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

We may face obstacles from the communist system in China.

        Foreign companies conducting operations in China face significant political, economic and legal risks. The political system in China, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in China.

        China historically has not adopted a Western style of management and financial reporting concepts and practices, modern banking, computer or other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

We may face judicial corruption in the People’s Republic of China.

        Another obstacle to foreign investment in the People’s Republic of China is corruption. There is no assurance that we will be able to obtain recourse, if desired, through the People’s Republic of China’s poorly developed and sometimes corrupt judicial systems.

Risks Related to This Offering

There is no assurance of an established public trading market, which would adversely affect the ability of investors in our company to sell their securities in the public markets.

         Although our common stock trades on the NASD’s automated quotation system (the “NASDAQ Stock Market”), a regular trading market for the securities may not be sustained in the future. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities;
•	changes in interest rates;
•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	variations in quarterly operating results;
•	change in financial estimates by securities analysts;
•	the depth and liquidity of the market for our common stock;
•	investor perceptions of our company and the technologies industries generally; and
•	general economic and other national conditions.

The limited prior public market and trading market may cause volatility in the market price of our common stock.

        Our common stock is currently traded on the NASDAQ under the symbol “CHLN.” The quotation of our common stock on the NASDAQ does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our common stock may be limited; and
•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

        Our executive officers and directors and principal stockholders together will beneficially own a majority of the total voting power of our outstanding voting capital stock. These stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See “Principal Stockholders” for information about the ownership of common by our executive officers, directors and principal stockholders.

We do not anticipate paying dividends on the Common Stock.

        We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our directors intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business.

Our common stock could be considered to be a “penny stock.”

        Our common stock could be considered to be a “penny stock” if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted ontThe Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

         As of June 12, 2008, our stock is considered a penny stock because although it is quoted on the Nasdaq Stock Market, it has a price less than $5.00 per share.

Broker-dealer requirements may affect trading and liquidity.

        Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

        Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

        From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

        Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

o	1% of the total number of securities of the same class then outstanding; or

o	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

        provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

        Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

THIS OFFERING

Common stock outstanding prior to this offering (on December 31, 2007)	30,141,887	(1)

Common stock being offered for resale to the public	3,818,275	(2)

Common stock outstanding after this offering	33,960,162	(3)

Percentage of common stock outstanding before this offering that shares being registered for resale represent	12.67%	(4)

    (1)        Excludes the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008.

    (2)        Includes both the 2,021,440 conversion shares issued in the private placement completed on January 28, 2008 and the 1,796,835 shares of common stock to be issued upon the exercise of the Warrants pursuant to the Securities Purchase Agreement.

    (3)        Includes the total of shares being registered in the private placement pursuant to the Registration Rights Agreement.

        Total proceeds raised in the offering: We will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received $20,000,000 in gross proceeds from the Buyers under the Securities Purchase Agreement. We may also receive some proceeds if any of the selling shareholders exercise their Warrants through cash exercise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders’ common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

        We may also receive proceeds from the issuance of shares of common stocks to the Buyers if they exercise their Warrants or Notes through a cash exercise. If each of the Warrants is exercised through a cash exercise at an exercise price of US $6.07 per share and each note is exercised through a cash exercise price of US $5.57, we estimate that we may receive up to an additional US $8,727,270.72 or US $9,000,000, respectively.

         This prospectus relates to the resale by the selling stockholders of up to 3,818,275 shares of our common stock, per vale $0.01 per share, including up to 1,795,835 shares of common stock issuable upon the exercise of common stock purchase warrants. Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

SELLING STOCKHOLDERS

        The following table sets forth the common stock ownership of the selling stockholders as of June 12, 2008. The selling stockholders acquired their securities through a private placement offerings which closed on January 28, 2008.

        We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, the selling stockholders are not registered broker-dealers.

Investor	Shares	Warrants
Whitebox Hedged High Yield Partners, LP	808,576	718,734

Whitebox Intermarket Partners, LP	480,092	426,749

Whitebox Convertible Arbitrage Partners, LP	303,216	269,525

Whitebox Special Opportunities Fund Series B Partners, LP	151,608	134,763

Pope Investments II, LLC	202,144	179,684

Berlin Income, L.P.	35,375	31,445

Berlin Capital Growth, L.P.	15,161	13,476

Eastern Management & Financial, LLC	25,268	22,460

Total	2,021,440	1,796,835

OUR RECENT PRIVATE PLACEMENT

EXEMPTION FROM REGISTRATION.     As described under “Prospectus Summary — About Our Recent Private Placement”, we issued in connection with our private placement senior secured convertible notes and related warrants with an aggregate principal amount of $20 million, in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D, Rule 506 promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”).

PURCHASE PRICE.     Our senior secured convertible notes and related warrants were offered for an aggregate purchase price of $20,000,000 to be purchased by such Buyer at the Closing.

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT.     The Securities Purchase Agreement provides that our company shall file with the Commission a registration statement registering the shares of common stock issued in connection with the private placement (the “Registrable Securities”) for unrestricted distribution and public resale by the holders of such Registrable Securities, namely a total of 3,818,275 shares of common stock, including 1,796,835 for shares underlying the Warrants.

SENIOR CONVERTIBLE NOTES ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT.     The Notes with an aggregate principal amount of $20 million bear initial interest at 5% per annum of the RMB Notional Principal Amount, which begins accruing on the issuance date and shall be computed on the basis of a 360-day year and twelve 30-day months. They will be payable quarter-annually in lawful money of the United States on each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date, as set forth on the Notes. $9 million of the Notes are convertible into common stock and carry an initial conversion price of $5.57 per share, which can be increased if certain stock price thresholds are met. Additionally, forced conversion can also occur at the Company’s discretion if certain stock price thresholds are met.

WARRANTS ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENT.     Each investor who has been issued a Warrant in the private placement is granted the right to purchase in the aggregate up to a maximum additional 1,796,835 shares of our common stock. The Warrant entitles its holder to one share of our common stock upon exercise. The Warrants may be exercised at any time on or after the initial exercise eligibility date of January 28, 2008 to and including February 28, 2013, at an exercise price of $6.07 per share. The number of shares attached to the Warrants will be adjusted due to dividends and changes in our capital stock structure.

INDEMNIFICATION.     In consideration of each Investor’s execution and delivery of this Agreement and its acquisition of the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Registration Rights Agreement, the Warrants, the Convertible Notes and the Security Documents, the Company will defend, protect, indemnify and hold harmless each Investor and each other holder of the Securities and all of their shareholders, officers, directors, employees, advisors and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees “) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith.

CALL OPTION.     At any time, the Company shall have the option to redeem, in its sole and absolute discretion, up to 55% of the face amount of the Convertible Note at par (the “Redemption Amount”), plus any accrued and unpaid interest to the redemption date. To make such prepayment, the Company must give written irrevocable notice to the holder of its intent to redeem the Convertible Note not later than 20 days prior to the redemption date. Such redemption shall be applied to all Convertible Notes, pro rata, based on the respective face amounts thereof.

PIGGYBACK REGISTRATIONS.     If we register any securities for public sale, holders of registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right, subject to specified conditions, to limit the number of registrable securities such holders may include. Additionally, piggyback registration rights are subject to delay or termination under certain circumstances.

MANDATORY REGISTRATIONS

a.     The Company will file with the SEC a Registration Statement on Form S-3 registering the Registrable Securities and no other securities for resale within 60 days after the Closing Date (the “Required Filing Date”) of the purchase of the Convertible Notes under the Purchase Agreement. If Form S-3 is not available at that time, then the Company will file a Registration Statement on such form as is then available to effect a registration of the Registrable Securities within such 20-day period, subject to the consent of the Investors, which consent will not be unreasonably withheld.

b.     To the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), the Registration Statement will include the Registrable Securities and such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Convertible Notes and exercise of the Warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions, or (ii) by reason of changes in the conversion price of the Convertible Notes or the exercise price of the Warrants in accordance with the terms thereof. The number of shares of Registrable Securities initially included in the Registration Statement will be no less than 125% of the aggregate number of Common Shares that are issuable upon conversion of the Convertible Notes at the conversion price and exercise of the Warrants at the exercise price.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of its business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share. As of December 31, 2007, there were 30,141,887 shares of our common stock issued and outstanding.

        Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

        Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSELS

Legal Matters

        Dennis Brovarone, Esq. will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

Experts

        Our financial statements as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period of December 31, 2007, appearing in this prospectus and registration statement have been audited by MSCM LLP., independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

BUSINESS

INDUSTRY OVERVIEW

        China has experienced rapid economic growth in the last twenty years. According to China’s Department of Commercial Affairs, China’s gross domestic product (“GDP”) achieved an annual growth rate of 9.77% from 2004 to 2006. According to the National Statistics Bureau of China, the GDP of China in 2006 was RMB 20,960.95 billion, up 10.04% over the previous year.

        We believe that the primary reasons behind China’s strong economic growth are

    (i)        a robust domestic consumer demand resulting from rising consumer confidence and disposable income,

    (ii)        increasing foreign direct investment after accession into the World Trade Organization,

    (iii)        surging investments in real estate and infrastructure, as exhibited by a boom in the real property market. We believe that a paradigm shift is taking place in China, characterized by some major economic and political improvements, such as a de-politicization of Chinese society, growing private business, an emerging unified national market and integration into the global value chain.

Residential Real Estate

        China is in the midst of a rapid urbanization process. There are now over 400 million Chinese living in urban areas. Despite policies to limit population growth, China’s urban population has been increasing and real estate investment has been thriving. Real estate investment has grown considerably, but not at a rate we believe is excessive relative to GDP growth. We believe that there is still strong growth potential in Chinese real estate investments. According to the National Statistics Bureau of China, real estate investment in China increased from RMB 15,000 million in 1978 to RMB 1,575,900 million in 2005. Southnet News reports in China’s Youth Newspaper that from the late 1990s to 2006, there was an annual average growth rate of approximately 20% in real estate investments.

        China’s real estate market entered a new phase in 1990 with the promulgation of the Temporary Regulations on the Sale and Transfer of Urban State-Owned Real Estate which was the first in a series of major housing policy reforms. Previously all land and housing was owned by the State. Key regulatory developments have included:

•	1991- Employees allowed to use funds in their Housing Accounts to pay for deposits on home purchases;

•	1992- All large cities began to sell state owned housing;

•	1998- The policy of state allocation of housing was abolished;

•	1999- The maximum term for mortgages was extended to 30 years and financing limits were increased from 70% to 80% of the purchase price.

        Statistics from the Ministry of Construction show that from 1980 to 2000, China’s real estate industry showed strong growth with newly built housing reaching an average of 218 square feet per person, a two fold increase from 1970. The PRC government expects the nation to increase aggregate housing area from the 2005 total of 59 billion square feet to 64.5 billion square feet, or approximately 70 million individual housing units, by 2015.

        According to the PRC National Bureau of Statistics (NBS), in 2004, investment in Chinese real estate exceeded US$159 billion, accounting for 25 percent of fixed asset investment. The continuing national trends of urbanization and expanded development are generally expected to lead sustained growth in the market for at least the next ten years.

        Since 1990s, Chinese government reforms in urban and rural housing policies have promoted the concept of the family residence in allowing individuals to purchase their own homes, and opportunities for financing such purchases through banks and other funds have become available to individuals. Previously, homes were owned by companies for their employees, and there was no market for real estate at the individual level. A viable and vibrant real estate market has emerged with these reforms. The effect of the emerging housing industry on the financial sector was considerable. According to the National Statistics Bureau of China, in 2004 individuals accounted for 93.3% of the total sales of commercial buildings.

        Most of China’s housing and land development companies develop projects on a regional rather than a national basis. There are several reasons for this. First, land is controlled by local governments and local companies have better relationships with local governments and easier access to regional information. Moreover, bank loans are approved by local bank branches; therefore, local real estate companies are better able to leverage relationships to obtain financing and/or preferential financing terms. Also, housing specifications tend to vary on a regional basis based on local tastes, customs, and environmental factors.

        The demand for residential housing is characterized by individuals and families, many of whom are purchasing for the first time. They will normally pay a 20% deposit on the cost of the property with the remainder covered by a mortgage. On a local basis, the Xian Bureau of Statistics indicates that, from 2001 to 2004, demand for residential housing in Xian increased from 37.6 million square feet to 61.1 million square feet. During the same period, the average price per square foot increased from US$23.23 to US$37.88.

        The population of Xian exceeded eight million in 2006. The average living area in Xian is about 157 square feet per person, significantly less than the national average. The Xian government expects the local average to reach 269 square feet of living area per person by the year 2020, at which time the population is expected to be ten million. This will necessitate the construction of 1.259 billion square feet of housing, an annual increase of 78.7 million square feet.

        As the local economy has developed under Beijing’s “Go West” policy, personal incomes have grown, driving the demand for better housing. The residential real estate market in Xian is currently expanding in a balanced fashion. The vacancy rate for new housing is approximately 15%, the lowest in five years. The Xian residential realty market is projected to show strong and steady growth over the next three to five years, driven by changes in family living patterns, the need to alleviate crowded housing and the impact of the State’s regional development plans.

        Geographically, our core property business is based in Xi’an, the industrial heartland of western China. Xi’an is an ancient city, well known for its terracotta soldiers. Xi’an is also the largest city in western China with a population of eight million and is an important technological, commercial and cultural center. Xi’an plays an important strategic role in the Chinese government’s “Going West” policy

Commercial Real Estate

        Since 2000 commercial property development in China has been growing rapidly. According to the NBS, 2003 commercial property sales were 304.9 million square feet, more than double the 150.5 million square feet sold in 2000. The average selling price was US$42.69 per square foot, 1.67 times higher than the average residential housing price, representing a price increase of 12% over the previous year. The latest NBS figures show 2005 commercial property sales valued US$760 billion, a 13% increase over 2004. The demand for commercial space, particularly stores and malls, is generally not expected to slow in the near term.

OUR COMPANY

        We were incorporated in the state of Nevada on July 6, 2004, as Pacific Northwest Productions Inc. On April 21, 2006, we entered into and closed a share purchase agreement with Xian Tsining Housing Development Co., Ltd., a corporation formed under the laws of the People’s Republic of China, and each of Tsining’s shareholders. Pursuant to the Agreement, we acquired all of the issued and outstanding capital stock of Tsining from the Tsining shareholders in exchange for 2,000,000 shares of our common stock. On May 4, 2006, we changed our name to China Housing & Land Development, Inc.

        On March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which we have acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

        The following is a typical process of our project development:

PROPERTY DEVELOPMENT PROJECTS

A.	Completed Property Development Projects

From 1999 to 2007 we have completed 7 projects. The completed projects are in downtown Xi’an and have prices per square foot that were higher than the regional average. All seven projects included secured parking, cable TV, hot water, heating systems, and access to natural gas.

1) Tsining Mingyuan: 8 East Youyi Road, Xi’an. The construction area is 571,078 square feet, which include 514,891 square feet residential and 56,187 square feet commercial. Mingyuan is a residential complex consisting of 303 apartments with 514,891 square feet ranging from two to four bedrooms (950 to 1,800 square feet in size), and also 56,187 square feet commercial. Construction commenced in March 1998 and was completed in April 2000. By far the residential and commercial have generated a total sales of US$20.25 million with an average price of US$40 per square foot.

2) Lidu Mingyuan: 25 East Mutoushi, Xi’an. Located in the prime commercial area near the historic Bell Tower. The project covers 1.3 acres, a building area of 89,163 square feet, including 56 apartments (82,772 square feet ranging from two to four bedrooms) and 6,391 square feet commercial area. The project construction began in October 2000 and was completed in November 2001. By far all residential and commercial units were sold out. The total sales was US$4.14 million, with an average price of US$46.48 per square foot.

3) Tsining Hanyuan: 6 East Youyi Road, Xi’an. Hanyuan is a 374,985 square feet residential complex, located in the south of Xi’an, noted for schools and universities. The project construction was started in February 2002 and completed in December 2003. It is comprised of 238 two and three bedroom residential apartments (ranging from 1,140 to 1,800 square feet in size) in a total of 338,788 square feet and 36,196 square feet commercial. The residential apartments were sold at an average price of US$45 per square foot generating total sales of US$15.16 million; for commercial, 23% was sold and 77% was remained for rental and self-use.

4) Tsining Home IN: 88 North Xingqing Road, Xi’an. Home IN is a 323,696 square feet residential complex, located near the city center. The Home IN project consists of 215 two and three bedroom western-style residential apartments (ranging from 1,120 to 1,920 square feet in size) in a total of 291,428 square feet, and 32,267 commercial area. The project construction was completed in December 2003, and generated sales of US$42.60 per square foot for a total of US$13.79 million.

5) Tsining GangWan: 123 Laodong Road, Xi’an. Less than one mile from the western hi-tec industrial zone, GangWen as residential and commercial complex spans three acres and is comprised of eight buildings with a total construction area of 449,962 square feet. The project construction began in April 2003 and was completed in December 2004. GangWan has 466 residential apartments with 438,620 square feet (ranging from one to three bedrooms and 430 to 1,430 square feet in size), and 11,341 square feet commercial area. By far all residential were sold out, generating US$ 18.27 million sales with an average price of US$41 per square foot.

6) Tsining 24G: 133 Changle Road, Xian. 24G is a redevelopment of an existing 26 floor building, located in the center of the most developed commercial belt of the city. This upscale development will include secured parking, cable TV, hot water, air conditioning, natural gas access, internet connection, and exercise facilities. Its target customers are white collar workers, small business owners, traders and entrepreneurs. Total square footage available for hotel use was 239,173 square feet. In addition, the commercial area of 24G covers 199,395 square feet, will house electronic products retailers, clothing stores, convenience stores and restaurants in our ground-level retail space. The project started construction in June 2005 and was completed in June 2006. As of December 31, 2007, 44% area was sold out.

7) Tsining JunJing Garden I: 369 North Jinhua Road, Xi’an. It is the first German style residential & commercial community in Xi’an, designed by the world-famous WSP architect design house. Its target customer is local middle-income families. The project has 15 residential apartment buildings consisting of 1,230 one to five bedroom apartments, ranging from 505 to 3,787 square feet in size. The Garden will feature secured parking, cable TV, hot water, heating systems, and access to natural gas. Total square footage available for residential use was 189,772. JunJing Garden I was also a commercial venture that will house small businesses serving the needs of JunJing Garden I residents and surrounding residential communities. Total commercial space was 289,100 square feet, and we expect to keep 128,273 square feet of commercial space to house a supermarket and other retailers generating annual rental income. The project was completed in September 2006. As of December 31, 2007, 83% area was sold out.

B.	Projects Currently Under Sale

         The following are projects under construction which will contain both residential housing and retail space:

1) Baqiao New Development Zone. On March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of New Land, pursuant to which the Company has acquired 32,000,000 shares of New Land, constituting 100 percent equity ownership of New Land. This acquisition give the company to secure an exclusive right to develop and sell 487 acres of land in a newly designated satellite city of Xi’an, and represents a major growth opportunity for the Company. Xi’an city has designated Baqiao as a major resettlement zone where it expects 900,000 middle to upper-income people to settle into this area. Xi’an government intends to generate the similar type of success that Pudong has done for Shanghai as it has engendered new economic dynamics into Shanghai and created a new satellite city that supplements the housing demands of a growing Shanghai. The Xi’an municipal government plans to invest 50 billion RMB (over $6 billion) in infrastructure in this area. The construction of a large-scale public wetland park is well underway that will embellish the natural environment surrounding Baqiao. Through New Land’s subsidiary we have sold approximately 18.4 acres of land to another developer, generating about $24.41 million revenue. This further validated our hybrid business strategy. We plan to start co-developing and self-developing the rest of the land in the coming years.

2) JunJing Garden II: 38 East Hujiamiao, Xian Set on 18 acres of land. It is the first Canadian style residential community with “green and energy-saving” characters. Its target customer: local middle-income family. Located near JunJing Garden I, this complex will consist of 2,119 one to five bedroom apartments. The apartments will offer secured parking, cable TV, hot water, heating systems, and access to natural gas. Set on 18 acres, total square footage available for sale is expected to be 2,624,557 Square Footage, residential will be 2,520,508 Square Footage and commercial will be 104,049 Square Footage. The project started construction in July 2007 and plan to be completed in December 2009. In September, 2007, the Company began to offer select ‘club members’ the opportunity to secure a purchase right for a unit in the highly sought-after JunJing Garden II development for an initial cash payment of 100,000 RMB or approximately $13,300 USD.

C.	Project Development Pipeline

We have purchased the additional parcel of land in Xi’an in anticipation of the development of the following residential properties. The completion of such projects is subject to adequate financing, permits, licensing and certain market conditions:

1) Yijing Garden: 14 Jiangong Road, Xi’an. Set on 15 acres of land, Yijing Garden Located at one of the best residential areas in the city, surrounded by universities and park. We have received the certificate for land use in 2004. Its target customer: Middle/High income family. Yijing Garden will consist of 1,500 apartments ranging from two to four bedrooms. Total square footage will be 2,039,793. Secured parking, cable TV, hot water, heating systems, and access to natural gas are included. Construction is set to begin in October 2008 and completed in December 2010.

MARKETING

        Similar advertising methods are used for both commercial and residential marketing initiatives. Local television, billboards, internet, and radio advertising are all utilized to reach our target demographic. A sales force is on-site to handle all prospective customer inquiries.

SUPPLIERS

        The supply of land is controlled by the government. There are generally three ways in which we acquire land.

•	Purchase by auction held by the Land Consolidation and Rehabilitation Center;

•	Purchase by auction held by court under bankruptcy proceedings;

•	Merger with or acquisition of a state-owned enterprise that controls developable land.

        All such purchases of land are required to be reported to and authorized by the Xian Bureau of Land and Natural Resources.

        As for other suppliers of design and construction services, we typically selects the lowest-cost provider through an open bidding process. Such service providers are numerous in China and we foresee no difficulties in securing alternative sources of services as needed.

INTELLECTUAL PROPERTY

        We currently have no registered intellectual property.

SEASONALITY

        Our business is not seasonal.

RESEARCH AND DEVELOPMENT

        We have not had any material research and development expenses over the past three years. Due to the characteristics of the housing and land development industry, “R&D” primarily consists of marketing study. The funding of our marketing study comes from our operating cash flow and the expenses have not been material.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

        To date, we have been compliant with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

•	“Qualification Certificate for Real Estate Development” authorized by the Shaanxi Construction Bureau, effective from December 20, 2006 to December 20, 2009. License No: JianKaiQi (2006) 603. The housing & land development process is regulated by the Ministry of Construction and authorized by the local offices of the Ministry. Each development project must obtain the following licenses:

•	“License for Construction Area Planning” and “License for Construction Project Planning”, authorized by Xian Bureau of Municipal Design;

•	“Building Permit” authorized by the Committee of Municipal and Rural Construction;

        After construction is complete, the project must obtain a validation certificate and there are various standards that must be met to obtain this certificate. These standards are regulated by Local Ministry of Construction Bureau.

        Housing and land development sales companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a “Commercial License for Housing Sale” from the Real Estate Bureau.

COMPETITION

        The real estate development business in China is organized into four levels under the structure of the “Qualification Certificate for Real Estate Development Enterprise.” The starting level is Level 4 (see table below). Dependent upon its registered capital, the number of years of industry experience, the area of land it has developed and its safety record, a company may climb the scale to participate in larger projects. However, only one level may be ascended per year.

	Registered Capital (million)	Experience (years)	Developed Area (square feet)	Other	Time for license to be authorized
Level 1	US$6.25	5	3,229,278	No
Level 2	US$2.5	3	1,614,639	Severe	20 Days
Level 3	US$1	2	538,213	Accident
Level 4	US$0.125	1	N/A

        On the national level, there are numerous Level 1 companies that have real estate projects across China (to develop in multiple regions a Level 1 status is required). There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with us for business as we target small to medium size projects.

        We had gained Level 1 status under the China Ministry of Construction licensing policy in December 20 2006. Typically, the housing and land development industry is a regional business with mostly local players competing with us for small to medium size projects. In Xian the direct competition includes Xian Hi-Tech Industrial District Real Estate Development Co. Ltd. (Level 1), the largest real estate developer in Xian and in the top five for Northwest China, (Tiandiyuan: 600665, Shanghai Exchange). This company generally undertakes larger scale projects. This company is a state-owned enterprise established in May 1991. By the end of December, 2005, the company had completed ten projects, developed 988 acres of land and 21,528,525 square feet of construction area. The company is now operating four projects in Xian with a total construction area of 14,598,191 square feet.

        We are aware of two privately owned companies in Xian which may be considered to be direct competitors in the small to medium sized project sector:

        Xian Yahe Real Estate Development Co. Ltd. (Level 2) Established in 1993, this company has a development portfolio of six projects with a total construction area of 5,279,860 square feet. These projects are mainly in North Xian. The company has a similar profile to Tsining, however, since it is headquartered in North Xian, a relatively less desirable area, the marketability and price of its projects are not as high as Tsining developments. Moreover, while the cost of development is similar to other areas of the city, the selling price of property is lower than the Xian average.

        Xian Yanta District Rural & Urban Construction Development Company (Level 2) A state-owned enterprise established in 1985. It has five projects developed with a total construction area of 7,212,055 square feet. It has two projects currently under development with a total construction area of 1,340,258 square feet. Since the company is controlled by the Xian Yanta District Government most of the company’s developments are municipal reform projects in the Yanta District.

        We are the third-ranked housing and land development company in Shaanxi Province and ranked as the number one private housing and land development company in Xian (ranking assigned in 2005 by the China Enterprise Confederation and China Enterprise Directors’ Association). We are also an “AAA Enterprise in the Shaanxi Construction Industry” as recognized by the Shaanxi Province Enterprise Credit Association, which is consisted by 27 banks and financial institutes. Our principal methods of competition include lower price and high quality of construction standard and services. We engage in large scale real estate development so that we can build and offer to sell on an economic scale.

MARKET FOR CHINA HOUSING & LAND DEVELOPMENT, INC.’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

         Information regarding the High and Low sales price for our common stock of each quarter is listed below:

High & Low Stock Price (1)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
2007
High	3.85	5.20	5.00	8.20
Low	2.00	3.15	3.20	4.25
2006
High	N/A	4.25	3.75	3.10
Low	N/A	3.50	1.70	1.55

(1)	As previously listed on the OTCBB with ticker symbol “CHLN.OB”.

        As of December 31, 2007, there were approximately 159 holders of record of our common stock which were not including shareholders under street name.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

        The company is subject to the following market risks, including but not limit to:

General Real Estate Risk

There is a risk that the company’s property values could go down due to general economic conditions, a weak market for real estate generally, or changing supply and demand. The company’s property held for sale value, approximately $13 million at the end of September, 2007, may change due to market fluctuations. Currently, it is valued at its cost which is significantly below the market value.

Risk Relating to Property Sales

The company may not be able to sell a property at a particular time for its full value, particularly in a poor market.

Foreign Currency Exchange Rate Risk

The company is doing all its business in P.R. China. All the revenue and profit is denominated in RMB. When RMB depreciates, it may adversely affect the company’s financial performance. Specifically, since the company’s recent $20 million senior convertible note interest payment is denominated in US dollars, the depreciation of RMB may incur additional cost to its financial cost.

MANAGEMENT

Directors and executive officers

        Below are the names and certain information regarding our executive officers and directors.

Name
First	Second	Age	Title
Pingji	Lu	57	Chairman & Chief Executive Officer
Xiaohong	Feng	43	Managing Director & Chief Operating Officer and Director
Genxiang	Xiao	45	Managing Director & Chief Administrative Officer
Edward	Meng	47	Independent Director
Michael	Marks	36	Independent Director
Carolina	Woo	68	Independent Director
Suiyi	Gao	54	Independent Director
William	Xin	41	Chief Financial Officer

Officers are elected annually by the Board of Directors, at the Company’s annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Mr. Pingji Lu, Chairman & Chief Executive Officer

Mr. Pingji lu, 57, has served as the Chairman of the Board of Directors and Chief Executive Officer since joining the Company in September 1999. In addition, Mr. Lu was the founder of Lanbo Financial Investment Company Group Limited, where he was the Chairman of the Board and Chief Executive Officer from our formation in September 2003 until it’s merger with Lanbo Financial Group, Inc., when Mr. Lu served as the Chairman of the Board and Chief Executive Officer of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Lu was the Chairman of the Board and Chief Executive Officer of Xian Newstar Real Estate Development Co., Ltd. from 1998 and previously served as General Manager from 1992 to 2003. From February 1968 to December 1999, Mr. Lu held various positions in the Chinese military, including soldier, Director of Barrack Administration, supervisor, and Senior Colonel. Mr. Lu is member of the Enterprise Credit Association of Shaanxi Province. Mr. Lu graduated from Xi’an Army College with a major in architectural engineering.

Mr. Genxiang Xiao, Managing Director & Chief Administrative Officer

Mr. Genxiang Xiao, 45, the Chief Administrative Officer of the Company, joined the company and became CAO and Board Member in September 1999. In addition, Mr. Xiao was a director and Executive Vice President of Lanbo Financial Investment Company Group Limited from October 2003 until our merger with Lanbo Financial Group, Inc., when Mr. Xiao served as the Executive Vice President, Chief Operating Officer and a director of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Xiao was a director and President of Xian Newstar Real Estate Development Co., Ltd. from 1999 to 2003. Mr. Xiao received an M.B.A from Xi’an Jiaotong University in 2001.

Mr. Xiaohong Feng, Chief Operating Officer & Board Member

Mr. Xiaohong Feng, 43, has been Chief Operating Officer and a Board Member of the Company since joining in January 2003. In addition, Mr. Xiao Feng was a director of Lanbo Financial Group, Inc. from November 2004 until December 2005. Previously Mr. Feng served as President and a director of Xian Newstar Real Estate Development Co., Ltd. from 2003 to 2004. From June 1996 to December 2002, Mr. Feng was general manager and president of Xi’an Honghua Industry, Inc. He is a member of the China Architecture Association, vice-president of Shaanxi Province Real Estate Association, and vice director of Xi’an Decoration Association. Mr.Feng received an M.S. of Architecture Science from Xi’an Architecture & Technology University in 1990.

Mr. William Xin, Chief Financial Officer

Mr. William Xin, 41, has been Chief Financial Officer of the Company since joining in January 2008. Mr. Xin has over ten years of experience in finance and international executive management operating in a broad range of industries. Most recently he was managing partner of Golden Leaf Investment Group, where he provided financial consulting, strategic planning, market research and venture capital services for multiple Chinese companies. Since 2005, Mr. Xin has served as Managing Partner at Golden Leaf Investment Group in New York City where he has provided financial consulting, strategic planning, market research and venture capital services on a number of projects including a hydropower company, a nanotechnology company and two emerging telecommunications companies. From 2000 through 2005, Mr. Xin was co-founder, chairman and CEO of BChinaB, Inc., a vertically-integrated US-based outsourcing company, where he helped companies such as Henry Schein, Libbey Inc., Ametek, Inc. Champion Enterprises and Rheem Air Conditioners increase profitability by outsourcing their supply chains to China. Mr. Xin has been featured in the Wall Street Journal and Crain’s magazine as a China business expert and has spoken on many panels regarding China. Mr. Xin earned his Bachelor’s degree and Master of Business Administration degree from Yale University in New Haven, Connecticut

Ms. Carolina Woo, Independent Director

Ms. Carolina Woo, 68, servers as independent Director of our Company on October 10, 2007. She is currently the owner of CW Group, a consulting firm focused in real estate development, planning and design. Ms. Woo is also a member of the Board of Trustees of the Rhode Island School of Design. Previously, Ms. Woo worked at Skidmore, Owings & Merrill LLP (SOM) beginning in 1969, and retired as a partner of the international architecture-engineering office of SOM where she served as the President of SOM International Ltd. with overall responsibility for SOM’s work in China, Hong Kong, Taiwan, and the Asia-Pacific region. Ms. Woo received her Master’s Degree from Columbia University Graduate School of Business and her Bachelor’s Degree in Architecture from the Road Island School of Design.

Mr. Michael Marks, Independent Director

Mr. Michael Marks, 36, servers as independent Director of our Company on October 10, 2007. He is currently a managing director and principal of Sonnenblick Goldman Asia Pacific Limited, a firm that provides advisory services in real estate investments. Mr. Marks is also the President and Director of Middle Kingdom Alliance Corp., a special purpose acquisition corporation listed on Over-the-Counter Bulletin Board. Previously, Mr. Marks served as a director of Horwath Asia Pacific from January 2002 to December 2005 and was the Chief Executive Officer and Director at B2Gglobe (Pty) Limited from May 2001 to December 2002. Mr. Marks received both Bachelor’s and Master’s Degrees in Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively, and also received a Bachelor’s Degree in Psychology from the University of South Africa in 1998. In 1997, Mr. Marks qualified as a Chartered Accountant in South Africa, and in 1999 as a Fellow of the Association of International Accountants in the United Kingdom.

Mr. Suiyin Gao, Independent Director

Mr. Suiyin Gao, 54, servers as independent Director of our Company on October 10, 2007. He has over 30 years experience in human resource and management consultant area. Mr. Gao is currently the head of the Shaanxi Senior Talent Office, which is affiliated with Shaanxi Provincial government and focused on corporation management, consultation and human resources services. Mr. Gao is the founder and chairman of Shanxi management Member Club, one of the largest manager clubs in Shanxi province. Mr. Gao is currently an independent director of six enterprises, and also acted as senior consultant for more than twenty enterprises. Previously, Mr. Gao worked)government since 1973. In 1998, Mr. Gao received his degree in Master of Business Administration from Northwest University in China.

Mr. Edward Meng, Independent Director

Mr. Edward Meng, 47, servers as independent Director of our Company on October 10, 2007. He has more than 10 years of experience managing, leading and advising corporations through complex restructurings, international market expansion and capital markets transactions. Mr. Meng is currently the Chief Financial Officer and director of Navstar Media Holdings, Inc, a U.S. public company specializing in TV content productions and advertisement. Prior to Navstar, Mr. Meng held executive finance positions with Shell (China) Limited and Koch Materials (China) Co., a subsidiary of Koch Industries, Inc. Mr. Meng received his degree in Master of Business Administration from Georgetown University and Bachelor’s Degree from Sichuan International Studies University in China Mr. Meng is also a Certified Public Accountant.

The following table sets forth all our independent directors of the Board of Directors and their positions at the Compensation, Nominating and Audit Committees:

Independent Directors	Title	Service in committee
Mr. Edward Meng	Independent Director	Chairman of Audit Committee; Member of Compensation Committee

Mr. Michael Marks	Independent Director	Chairman of Compensation Committee; Member of Audit Committee

Mr. Carolina Woo	Independent Director	Member of Audit Committee; Member of Nominating and Governance Committee

Mr. Suiyi Gao	Independent Director	Chairman of Nominating and Governance Committee; Member of Compensation Committee

EXECUTIVE COMPENSATION

        The primary objective of our executive compensation program is to attract and retain an excellent management team that has key attributes such as business acumen, industry experience, personal integrity, the ability to recognize and make the most of the talent within the Company, and is motivated to work as a team and achieve results. A further objective of our compensation program is to provide incentives and reward each member of the management team for their contribution. In addition, we strive to promote an ownership mentality among key leadership and the Board of Directors.

        The key elements of compensation for the executive officers are a base salary, an annual bonus paid in cash and a long-term incentive award denominated and usually paid in shares of company stock. The executive officers are also eligible for certain other benefits and perquisites that are intended to be a part of a competitive compensation package that provides health, welfare, savings and retirement programs comparable to those provided to employees and executives at other companies in our industry. Some elements of compensation are related, meaning that the value of one element affects the value of another element. For example, increasing base salary increases target bonus opportunities as well as savings, pension and disability benefits. Increasing bonuses also increases pension and savings plan benefits, but long-term incentive awards are excluded from both of these plans.

        Our Compensation Committee reviews and approves, or in some cases recommends for the approval of the full Board of Directors, the annual compensation for our Executive Officers. Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. Our Compensation Committee does not include any Executive Officers.

        In measuring our Executive Officers’ contributions, the Compensation Committee considers numerous factors including our growth, strategic business relationships and financial performance. As part of its processes and procedures, the Compensation Committee, with assistance from independent advisors and Company personnel,

Reviews the peer group of companies to benchmark Company performance and executive officer compensation,

Reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance,

Reviews tally sheets of total compensation and benefits for each executive officer to ensure the Committee understands all aspects of each executive officer’s total compensation,

Approves incentive plans’ performance targets, which are linked to Company performance,

Confirms with the Committee’s independent compensation consultant that total compensation paid to the Chief Executive Officer and the other executive officers is appropriate based on the Company’s performance relative to that of the peer group as measured by financial metrics, including stockholder returns, over one-year and longer periods, and

Approves base salary adjustments and also approves annual and long-term incentive award payouts for each year based on actual performance achieved relative to the pre-established performance targets and evaluation of individual performance.

        We have no individual agreements, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company, nor is additional compensation or severance payable in the event of termination of employment following a change-in-control of the Company beyond amounts otherwise payable upon termination of employment.

        The Company has entered into employment agreements and severance compensation arrangements with some of the named executive officers. Based on research on the peer group and general industry conducted by the consultant and the Committee’s own experience, the Company believes that pre-established severance arrangements provide assurances of fair treatment to the executives and help retain key executives for the benefit of the Company. Such agreements support the development of an experienced management team and are competitive with practices among the peer group.

        The Committee has developed the following guidelines for the Company to limit compensation in severance agreements.

Employment and severance agreements are used only for a limited group of executives.

Termination of employment for cause should result in the forfeiture of all unpaid compensation, all unpaid cash or stock incentive compensation, and the Company may consider forfeiture of certain benefits that are not protected by federal or state law.

Death or disability should normally result in payment of compensation earned through that date, plus cash and stock compensation and other employee benefits under the terms and conditions of those plans.

Voluntary termination of employment or retirement should normally result in payment of compensation earned through that date, plus other vested employee benefits under the terms of the applicable plans and, in the case of retirement, accrued bonus and stock compensation under the terms of the applicable plans.

        For involuntary termination of employment without cause, the value of cash severance arrangements should be limited to compensation normally payable through the end of the employment agreement, but generally not less than one year’s base salary and target bonus. Stock compensation should follow the vesting rules set by the Committee in the stock grant’s terms and conditions, although the Committee varies from this practice depending on the facts and circumstances. Employee benefits remain payable under the terms and conditions of the benefit plans.

        The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the Named Executive Officers) for our last three completed fiscal years. The compensation is comprised of base salary and bonus.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Other Compen- sation ($)	Total ($)
Pingji Lu	2007		$20,108	N/A	N/A	N/A	N/A	N/A	N/A		$20,108
Chairman & CEO	2006		$17,136	N/A	N/A	N/A	N/A	N/A	N/A		$17,136
	2005		$17,136	N/A	N/A	N/A	N/A	N/A	N/A		$17,136

Genxiang Xiao	2007		$12,411	N/A	N/A	N/A	N/A	N/A	N/A		$12,411
Chief Administrative	2006		$14,051	N/A	N/A	N/A	N/A	N/A	N/A		$14,051
Officer and Director	2005		$14,051	N/A	N/A	N/A	N/A	N/A	N/A		$14,051

Xiaohong Feng	2007		$19,624	N/A	N/A	N/A	N/A	N/A	N/A		$19,624
Chief Operating Officer &	2006		$15,596	N/A	N/A	N/A	N/A	N/A	N/A		$15,596
Board Member	2005		$15,596	N/A	N/A	N/A	N/A	N/A	N/A		$15,596

Yulong Wan	2007		$1,853	N/A	N/A	N/A	N/A	N/A	N/A		$1,853
Chief Financial Officer Notes: Working Period (Jan to Apr, 2007)	2006		$7,390	N/A	N/A	N/A	N/A	N/A	N/A		$7,390
	2005		$7,390	N/A	N/A	N/A	N/A	N/A	N/A		$7,390

Zhiyong Shi	2007		$1,545	N/A	N/A	N/A	N/A	N/A	N/A		$1,545
Vice President, Chief Legal Notes: Working Period (Jan to Apr, 2007)	2006		$8,914	N/A	N/A	N/A	N/A	N/A	N/A		$8,914
Counsel and Board Member	2005		$8,914	N/A	N/A	N/A	N/A	N/A	N/A		$8,914

Carolina Woo	2007		$3,333	N/A	N/A	N/A	N/A	N/A	N/A		$3,333
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

Edward Meng	2007		$5,000	N/A	N/A	N/A	N/A	N/A	N/A		$5,000
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

Michael Marks	2007		$2,500	N/A	N/A	N/A	N/A	N/A	N/A		$2,500
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

Suiyin Gao	2007		$2,500	N/A	N/A	N/A	N/A	N/A	N/A		$2,500
Independent director of the Board	2006	$	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$	N/A
Notes: Working Period (Nov to Dec, 2007)

        The following table sets forth all compensation paid in respect of our Chief Executive Officer and those individuals who received compensation in excess of $100,000 per year (collectively, the Named Executive Officers) for our last three completed fiscal years. The compensation is comprised of base salary and bonus. Director Compensation.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)
Pingji Lu , Chairman & CEO	N/A	N/A	N/A	N/A

Genxiang ,	N/A	N/A	N/A	N/A
Chief Administrative Officer
and Director

Xiaohong Feng , Chief Operating	N/A	N/A	N/A	N/A
Officer & Board Member

Zhiyong Shi , Vice President,	N/A	N/A	N/A	N/A
Chief Legal Counsel and Board
Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of June 12, 2008, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name	Title	Shares ownership	Percentage of Owned
Mr. Lu Pingji	Chairman & CEO Significant shareholder	3,539,500	11.74%

Mr. Feng Xiaohong	Director & COO	600,000	1.99%

Mr.Xiao Genxiang	Director & CAO	465,000	1.54%

Mr William Xin	CFO	0	0.00%

Mr. Edward Meng	Independent Director	0	0.00%

Mr. Michael Marks	Independent Director	0	0.00%

Mr. Carolina Woo	Independent Director	0	0.00%

Mr. Gao Suiyi	Independent Director	0	0.00%

Total		4,604,500	15.28%

(1)     Except as otherwise indicated, the address of each beneficial owner is c/o Xi’an Tsining Housing Development CO., Ltd., 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi’An, Shaanxi Province, China 710054.

(2)     Applicable percentage ownership is based on 30,141,887 shares of common stock outstanding as of February 28, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of June 22, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 22, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Management’s Discussion and Analysis

FORWARD LOOKING STATEMENTS

Some of the statements contained in this Form S-1 that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form S-1, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

CONSOLIDATED OPERATING RESULTS

Comparison of years 2007, 2006, and 2005

   Revenues

Total revenues for the year 2007 increased 36.6 percent to $73,912,850 from $54,099,486 in 2006. Total revenues for the year 2006 increased 65.0 percent to $54,099,486 from $32,785,718 in 2005.

Looking at revenues by our major projects, Project Tsining-24G revenues in 2007 grew 93.9 percent to $25,198,128 compared with $12,994,000 in 2006. The increase was due to the block sale of the hotel portion of one building in 2007. Project Tsining-24G revenues in 2006 grew to $12,994,000 compared with no revenues for this project in 2005, because the construction was in progress and revenues are recognized only when all the units are finished.

Project Tsining JunJing I revenues in 2007 declined 77.4 percent to $8,964,783 from $39,649,762 in 2006 due to the absence in 2007 of the 2006 completion and delivery of all the units in nine buildings to all customers; therefore we recognized all the revenues for the nine buildings in 2006. Project Tsining JunJing I revenues in 2006 increased 274.1 percent to $39,649,762 from $10,598,504 in 2005 due to the completion and delivery of all the units in nine buildings to all customers; therefore we recognized all the revenue for the nine buildings in 2006.

The Baqiao infrastructure construction project generated revenues of $10,790,610 in 2007 compared with no revenue in 2006, since the project was established in 2007. The revenues were generated from the completion of one damn, river management, a two kilometer road, and the suburban planning for the entire Baqiao high-tech industrial park. We did not acquire the company that owned the Baqiao infrastructure construction project until 2007, so we had no revenues for this project in 2006 and 2005.

The Baqiao land development project generated revenues in 2007 of $24,405,717 compared with no revenue in 2006, since the business also was established in 2007. The revenues were generated by the sale of a subsidiary that owns the right to use and develop about 18.5 acres of land in the project. We did not acquire the company that owned the Baqiao land development project until 2007, so we had no revenues for this project in 2006 and 2005.

Revenues in 2007 for Additional projects grew 320.6 percent and totaled $4,220,087 compared with $1,003,412 in 2006. Additional projects principally included small projects. The increase in Additional projects revenues in 2007 was primarily due to the sale of an occupied residential-commercial building and the sale of several units in the company’s older projects.

Revenue in 2006 for Additional projects declined 95.4 percent and totaled $1,003,412 compared with $21,851,533 in 2005. The decline in Additional projects revenue in 2006 was primarily due the absence of the Tsining Gang Wan Project that was completed in 2005 for which the revenue was recognized in that year, the absence of the 2005 sale of final commercial unit at the Tsining Home In Project in 2005, which permitted the recognition of all the revenue for the project, and the absence of the 2005 sale of the final commercial unit at the Tsining Ming Yuan Project in 2005, which permitted the recognition of all the revenue for the project.

Revenue by project: (US$ in millions) Projects	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
Tsining 24G	25	13	—
Tsining JunJing I	9	40	11
Baqiao infrastructure construction	11	—	—
Baqiao land development	24	—	—
Additional projects	5	1	5
Tsining Gang Wan	—	—	17
Sales of properties	74	54	33

Other income in 2007 decreased 26.3 percent to $333,525 from $452,312 in 2006 primarily due to the absence in 2007 of a property clean-up project performed in 2006. Other income in 2006 increased 34.7 percent to $452,312 from $335,681 in 2005 primarily due to a property clean-up project.

   Cost of sales

2007 – The cost of sales in 2007 increased 17.6 percent to $43,221,757 compared with $36,749,683 in 2006. The primary sources of the increased cost were the Baqiao infrastructure construction and land development projects that were new in 2007.

2006 – The cost of sales in 2006 increased 73.0 percent to $36,749,683 compared with $21,236,598 in 2005. The increase in cost of sales was due primarily to the completion in 2006 of Tsining-24G, a service apartment and commercial project with higher costs than the residential units completed and recorded in sales and cost of sales in 2005.

   Gross profit and profit margin

2007 – Gross profit for 2007 was $30,691,093, up 76.9 percent from $17,349,803 in 2006. Gross profit margin for 2007 was 41.5 percent compared to 32.1 percent in 2006. The increases in gross profit and gross profit margin were primarily due to the Baqiao land development and infrastructure construction projects in 2007 that were not part of the company in 2006.

2006 – Gross profit for 2006 was $17,349,803, up 50.2 percent from $11,549,120 in 2005. Gross profit margin for 2006 was 32.1 percent compared to 35.2 percent in 2005. The increase in gross profit was due primarily to the recognition of the revenue for nine buildings that were completed and delivered to the customers in the Tsining JunJing I Project in 2006. The decline in the gross profit margin in 2006 was primarily due to the absence of the 2005 revenue and costs from commercial units that earned higher gross profit margins than did the residential units in Tsining JunJing I that were sold in 2006.

   Selling, general, and administrative expenses

2007 – Selling, general, and administrative expenses for 2007 decreased 8.7 percent to $2,919,360 from $3,197,310 in 2006. The decrease in selling, general, and administrative expenses was due primarily to the new Enterprise Resources Planning system adopted by the company in 2007 to control daily expenses.

2006 – Selling, general, and administrative expenses for 2006 decreased 12.0 percent to $3,197,310 from $3,632,627 in 2005. The decrease was due to the start of the major selling effort that occurred in 2005 for both the new Tsining 24G and the new Tsining JunJing I projects; those selling efforts were lower in 2006 because the majority of the promotion, marketing, and selling efforts occurred in 2005.

   Other expenses

2007 – Other expenses in 2007 decreased 80.9 percent to $57,416 compared with $301,158 in 2006. The 2007 decline was primarily due to the 2007 absence of the expenses in 2006 associated with the normal added finishing in the Tsining JunJing I and Tsining 24G projects desired by the customers to reach final satisfaction.

2006 – Other expenses in 2006 increased 190.8 percent to $301,158 compared with $103,572 in 2005. The 2006 increase was primarily due to the expenses associated with the normal added finishing in the Tsining JunJing I and Tsining 24G projects desired by the customers to reach final satisfaction.

   Operating profit and operating profit margin

2007 – Operating profit in 2007 increased 100.1 percent to $27,714,317 due primarily to higher revenues from the Baqiao infrastructure construction and land development sales at attractive profit margins. The profit margin increased to 37.5 percent in 2007, compared with 25.6 percent in 2006, primarily due to the attractive pricing and low costs associated with the two Baqiao projects listed above.

2006 – Operating profit in 2006 increased 77.3 percent to $13,851,335 due primarily to the recognition of the revenue and costs for nine buildings that were completed and delivered to the customers in the Tsining JunJing I Project in 2006. The absence of the 2005 revenue and costs from commercial units that earned higher gross profit margins than residential units sold in 2006, plus the absence in 2006 of the 2005 higher selling costs partly increased the operating profit comparison in 2006. The operating profit margin was 25.6 percent in 2006 compared with 23.8 percent in 2005. The increase in the profit margin was mainly the result of the absence in 2006 of the aggressive promotion, marketing, and selling expenses in 2005 that supported the sales efforts for the new Tsining 24G and Tsining JunJing I projects introduced in 2005.

   Interest expense

2007 – Interest expense in 2007 increased 471.6 percent to $1,652,349 from $289,083 in 2006. The increase in 2007 was due primarily to the financing associated with the purchase of the company that owned the exclusive right to develop the Baqiao project and perform the related infrastructure construction.

2006 – Interest expense in 2006 decreased 61.0 percent to $289,083 from $741,880 in 2005. The main reason for the decrease is lower borrowings in support of the higher working capital required for the company’s introduction of the Tsining 24G and Tsining JunJing I projects in 2005.

   Change in fair value of warrants

In 2006 and 2007 the company issued common shares with warrants. The warrants permit the shareholders to buy additional common shares at the prices specified in the warrant agreements. In 2007, shareholders exercised a total of 169,147 warrants to buy a total of 74,679 common shares. No warrants were exercised in 2006.

When a shareholder exercises a warrant to buy common shares, typically only when the stock price is higher than the warrant exercise price, the shareholder covers the exercise price and company provides balance of the value to provide the common shares.

In addition, at year end 2007, the company was required to estimate the fair value of its remaining warrants outstanding, and it chose to use the Cox-Ross-Rubinstein Binomial Lattice valuation model to estimate their fair value.

The $632,296 reported in 2007 as the Change in fair value of warrants consists of (a) the cost to the company of the common shares issued as a result of the exercise of warrants in 2007 and (b) the estimated cost to the company to provide the common shares, assuming that all the warrants will be exercised sometime in the future. The basis for estimating the cost to provide those common shares was provided by the valuation model.

There was no loss-change in the fair value of the warrants in 2006 and no warrants existed in 2005.

Provision for income taxes

The effective tax rates for the years 2007, 2006, and 2005 were 34.38 percent, 33.26 percent, and 33.00 percent, respectively. The slightly upward trend is due primarily to one of the company’s operations whose required structure for owning two subsidiaries creates costs that cannot be used to reduce the company’s tax obligation.

Net income

2007 – Net income for the year 2007 increased 84.4 percent to $16,686,116 from $9,050,810 for the year 2006. The increase was primarily due to the 2007 revenue of the two Baqiao projects, partly offset by the absence of the 2006 sales of the Tsining JunJing I and Tsining 24G projects, the 2007 change in the fair value of the warrants, and the higher interest expense associated with the Baqiao projects in 2007.

2006 – Net income for the year 2006 increased 91.0 percent to $9,050,810 from $4,737,597 for the year 2005. The increase was primarily due to the sales of the Tsining JunJing I and Tsining 24G projects.

Basic and diluted earnings per share

2007 – Basic and diluted earnings per share were $0.62 in 2007, up 37.8 percent from $0.45 in 2006. The basic and diluted earnings per share were both $0.62 in 2007 because the warrants were anti-dilutive. Likewise, the basic and diluted earnings per share were both $0.45 in 2006 for the same reason.

Basic and diluted earnings per share were based on weighted average shares outstanding of 26,817,388 for 2007 and 20,277,615 for 2006. The 32.3 percent increase in the weighted average shares outstanding was due to the common shares with warrants issued in 2007.

2006 – Basic and diluted earnings per share were $0.45 for 2006, up 87.5 percent from the $0.24 per share earned in 2005. The basic and diluted earnings per share were both $0.45 in 2006 because the warrants were anti-dilutive. The increase was due to higher 2006 net income explained above, divided by 1.4 percent higher weighted average basic shares outstanding in 2006.

2007 and 2006 – The number of basic and diluted shares outstanding used to calculate basic and diluted EPS increased between 2007 and 2006 due to the common stock with warrants issued in 2007, as well as the common stock with warrants that were issued in 2006. The number of basic and diluted shares outstanding used to calculate basic and diluted EPS increased between 2006 and 2005 due to the common shares with warrants issued in 2006.

Gain on foreign exchange

The company operates in China and accounts in the Chinese renminbi but reports its financial results in U.S. dollars, based on the exchange rates of the two currencies. During 2005, 2006, and 2007, the renminbi appreciated in value against the U.S. dollar, which when translating the operating results and financial positions at different exchange rates created the accrued gain on foreign exchange.

Cash flow discussion

2007 – Cash flow from operating activities in 2007 increased 35.75 percent to $8,611,383 from 2006, primarily due to higher net income from the sale of real estate and profit from the sale of land use rights.

2007 – Cash flow from investing activities in 2007 consumed $25,020,248, up 70.4 percent from 2006, primarily due to higher expenditures to acquire a company that held the right to develop the Baqiao project, and the absence of the 2006 purchases of buildings, equipment, and automobiles.

2007 – Cash flow from financing activities in 2007 provided $18,415,997, up 111.8 percent from 2006, primarily due to the issuance of common stock and warrants, partly offset by payments on loans.

2007 – As a result of the above cash flow changes from operating, investing, and financing activities, the increase in cash for the year 2007 was 2,007,132 compared with $358,864 in 2006

2006 – Cash flow from operating activities in 2006 increased to $6,343,346 from $(3,177,893) in 2005, primarily due to higher net income from the sale of real estate, a decrease in advances to suppliers, and a decrease in liabilities, partly offset by the purchase of real estate and a decrease in advances from customers.

2006 – Cash flow from investing activities in 2006 consumed $14,680,870, up 1,842.4 percent from 2005, primarily due to higher expenditures for buildings, equipment, and automobiles, and the payment of notes receivable.

2006 – Cash flow from financing activities in 2006 provided $8,696,388, up 120.9 percent from 2005, primarily due to the net cash increases from loans and the issuance of common stock and warrants.

2006 – As a result of the above changes in operating, investing, and financing activities, the net increase in cash for the year 2006 was $358,864.

Debt leverage

2007 – Total debt outstanding at year end 2007 was $27,922,125 compared with $29,707,492 at year end 2006. Net debt outstanding (total debt less cash) at year end 2007 was $25,469,759 compared with $28,219,588 at year end 2006. The company’s net debt as a percent of total capital (net debt plus shareholders’ equity) was 27.79 percent at year end 2007 and 59.49 percent at year end 2006. The reduction in net debt leverage was primarily due to the issuance of common stock and warrants and the net reduction in loans.

Total debt consists of the sum of the balance sheet lines titled payable to original shareholders, loans payable to New Land’s previous shareholders, loans from employees, and loans payable.

2006 – Total debt outstanding at year end 2006 was $29,707,492 compared with $16,120,000 at year end 2005. Net debt outstanding (total debt less cash) at year end 2006 was $28,219,588 compared with $14,433,372 at year end 2005. The company’s net debt as a percent of total capital (net debt plus shareholders’ equity) was 59.49 percent at year end 2006 and 52.20 percent at year end 2005. The increase in net debt leverage was primarily due to higher bank borrowings, loans payable to the company’s original owner, and loans from employees, all of which were in support of the Tsining JunJing I and Tsining 24G projects.

Liquidity and Capital Resources

Our principal demands for liquidity are for development of new properties, property acquisitions, and general corporate purposes.

As of December 31, 2007, we had $2,452,366 of cash and cash equivalents on hand, an increase of $964,462 compared to $1,487,904 of cash and cash equivalents on hand as of December 31, 2006.

Financial obligations

As of December 31, 2007, we had total mortgage indebtedness of $14,120,034 with a weighted average interest rate of 10.30 percent. Future scheduled maturities of mortgages payable were as follows:

December 31, 2007 - $5,483,508, for which the new one-year extension is in process; June 14, 2008 - $3,427,193; and August 7, 2008 - $5,209,333.

The mortgage debt is secured by the assets of the Company.

   Loans payable

Loans payable represent amounts due to various banks and are due on demand or normally due within one year. These loans generally can be renewed with the banks when the loans expire.

Most of the obligations of the company are tied to specific projects. The terms of the loans typically are one to 1.5 years. Loan extensions are determined by mutual agreement when the end of the current term is reached when both parties can consider the remaining time needed to complete the project. Most of these loans are payable when the project has been completed and the residents or businesses take possession.

The following table summarizes the company’s loans payable that were outstanding at December 31, 2007:

(Millions of dollars)	Balance	Interest rate	Due date
Commercial Bank Weilai	$5.2	11.34%	Aug 29, 2008
Commercial Bank Weilai	$5.5	9.79%	Dec 31, 2008
Xi'an Rural Credit Union	$3.4	9.527%	Jun 14, 2008

Total	$14.1	10.30% weighted average interest rate

The annual interest requirement on these loans totals about $1.45 million.

The following table summarizes the amounts and types of the company’s obligations and provides the estimated period of maturity for the financial obligations by class as of December 31, 2007:

Obligations Due by Period (Millions of dollars)	‹ 1 yr	1-3 yrs	4-5 yrs
Current liabilities
Accounts payable	$9.3
Income and other taxes payable		$22.7
Other payables		$3.9
Advances (deposits) from customers		$5.3
Accrued expenses	$1.9

Long-term liabilities
Warranties liabilities			$2.6
Deferred tax		$15.9

Long-term debt
Loans payable	$14.1
Loans payable to New Land's
previous shareholders		$11.4
Loans from employees			$2.4

   Cash flow in 2007

Cash flow from operating activities in 2007 increased 35.75 percent to $8,611,383 from 2006. Cash flow from investing activities in 2007 consumed $25,020,248 million, up 70.4 percent from 2006. Cash flow from financing activities in 2007 provided $18,415,997 million, up 111.8 percent from 2006. As a result of the above cash flow changes from operating, investing, and financing activities, the net increase in cash for the year 2007 was $2,007,132 compared with $358,864 in 2006.

   Liquidity expectation

The Company believes that the combination of present capital resources, internally generated funds and unused financing sources are more than adequate to meet cash requirements for the year 2008.

We intend to meet our liquidity requirements, including capital expenditures related to the purchase of land for the development of our future projects, through cash flow provided by operations and additional funds raised by future financings. Upon acquiring land for future development, we intend to raise funds to develop our projects by obtaining mortgage financing from local banking institutions with which we have done business in the past. We believe that our relationships with these banks are in good standing and that our real estate will secure the loans needed. We believe that adequate cash flow will be available to fund our operations.

As part of our funding plan, on March 9, 2007, we entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (New Land), pursuant to which we have acquired 32,000,000 shares of New Land, constituting 100 percent equity ownership of New Land.

Xi’an New Land Development Co., LTD (New Land) is now in cooperation with Baqiao District Government of Xi’an City in developing Baqiao Science & Technology Industrial Park, a provincial development zone in Shaanxi Province. This acquisition has been completed, and China Housing has the right to develop and sell 487 acres of property which has been targeted for new residential developments. The Xi’an municipal government plans to invest 50 billion RMB (over $6 billion) in infrastructure in this area. Through New Land’s subsidiary we have sold approximately 18.4 acres of land to another developer, which generate about $24.41 million revenue. We are currently self-sufficient in this development project. We intend to use co-development strategy to fund the rest of the project. We plan to start co-developing and self-developing the rest of the land in the coming years.

The majority of the Company’s revenues and expenses were denominated primarily in Renminbi (“RMB”), the currency of the People’s Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. The Company does not engage in currency hedging. Inflation has not had a material impact on the Company’s business.

   Contractual obligations and commitments

The following table sets forth our contractual obligations and commitments as of December 31, 2007:

Obligations Due by Period	Total	‹ 1 yr	1-3 yrs	4-5 yrs
Current liabilities
Accounts payable	$9,311,995	$9,311,995	—	—
Income and other taxes payable	$22,711,981	—	$22,711,981	—
Other payables	$3,881,137	—	$3,881,137	—
Advances (deposits) from customers	$5,258,351	—	$5,258,351	—
Accrued expenses	$1,903,451	$1,903,451	—	—

Long-term liabilities
Warranties liabilities	$2,631,991	—	—	$2,631,991
Deferred tax	$15,907,880	—	$15,907,880	—

Long-term debt
Loans payable	$14,120,034	$14,120,034	—	—
Loans payable to New
Land's previous shareholders	$11,413,229	—	$11,413,229	—
Loans from employees	$2,388,862	—	—	$2,388,862
Total	$89,528,911	$25,335,480	$59,172,578	$5,020,853

Other Events

Beginning in mid September 2007, the Company started to offer select ‘club members’ the opportunity for an initial cash payment of 100,000 RMB or approximately $13,300 USD to secure a purchase right for a unit in the highly sought after JunJing Garden II development. As of December 31, 2007, more than 3,396 square feet were pre-sold, covering $18 million of revenue. So far, we have received approximately $5 million in cash deposits. The remainder of the payments should occur in the second quarter of 2008. China Housing will use these proceeds for working capital. Once the units are complete and the title is officially transferred to the new owner, which is anticipated to occur late next year, these initial transactions will be recognized as revenue and subsequent profit. The buyers will be responsible for the approximate balance of $40,000 for each unit at the time of closing and officially consummate the purchase of the unit. Assuming all units close, the Company will record related revenue of approximately $14.0 million in 2008. There are risks that certain pre-sale units may not come into final closings, and if the transactions cannot close in 2008, a portion of the deposits maybe returned to customers. Pre-sales are customary in China and enable developers to have visibility into sell-through rates, while providing access to capital to complete projects that augments overall internal rate of return.

On January 1, 2008, Tsining Housing Development Company Inc., which is one of China Housing and Land Development Inc.‘s subsidiary companies, planned to adopt the percentage-of-completion method as its new revenue recognition method. Prior to January 1, 2008, the company adopted the full accrued method as the company’s revenue recognition method. Under the new revenue recognition method, the total revenue and net income of 2007 will not be affected.

On January 28, 2008, the company raised $20 million through the issuance of senior secured convertible notes to institutional investors. As part of the private placement, the company issued five-year senior secured convertible notes with an aggregate principal amount of $20 million that pays cash interest of 5 percent per annum. $9 million of the notes are convertible into common stock and carry an initial conversion price of $5.57 per share, which can be increased if certain stock price thresholds are met. Additionally, forced conversion can also occur at the Company’s discretion if certain stock price thresholds are met. The notes are secured by certain real estate assets and additionally through a pledge of common shares owned by Mr. Pingji Lu, the Company’s Chairman and CEO. Additionally, investors in the private placement were granted 1,437,467 five-year warrants with a strike price of $6.07 per common share, which are callable if certain stock price thresholds are met. Approximately 215,620 of the warrants are available as a management incentive if certain milestones are met.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Other than the $622.74 in registration fees and approximately $60,000 in legal and accounting fees, which are subject to changes, the Company does not anticipate any other expenses.

DESCRIPTION OF PROPERTY

        Our principal executive offices are located at 6 Youyi Dong Lu, Han Yuan 4 Lou, Xi’An, Shaanxi Province, China 710054. This office consists of approximately 2,608.06 square meters which we own.

        Our properties are located in Xian, Shaanxi province in China. We own Tsining Building, and the Tsining Hanyuan House property with 116,232 square feet of floor area together with related fixtures and equipment.

        We believe that our properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

PENNY STOCK

        The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person’s account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LEGAL PROCEEDINGS

        From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has borrowed monies from certain employees to fund the Company's construction projects. The loans bear interest ranging between 7% to 12% and the principal matures within one to three years. At December 31, 2007, loan from employees amounted to $2,388,862. Total interest expense on these loans amounted to $291,980 and $80,440 for 2007 and 2006, respectively. The following table sets forth all loans the Company and New Land, its subsidiary, have made with their employees during the period for which this report is provided.

Tsining
			Ex rate:7.2946
Employee			Borrow Date
	Balance(RMB)	Balance(USD)	(mm.dd.year)	Interest Rate
Zhiyong Shi	350,000	47,981	6.30.06	7%
	3,091	424	6.30.06	7%
	160,000	21,934	12.31.06	8%
Genxiang Xiao	300,000	41,126	12.28.05	10%
	200,000	27,418	12.28.05	10%
	250,000	34,272	12.23.05	10%
	100,000	13,709	12.23.05	10%
Xiaohong Feng	1,300,000	178,214	4.10.06	10%
Sheng Lei	70,000	9,596	7.23.07	10%
Dunjia Shangguan	300,000	41,126	4.22.03	12%
Lijun Lu	30,000	4,113	4.29.05	10%
	50,000	6,854	12.14.05	10%
Yan Huang	30,000	4,113	4.28.05	10%
Bing Luo	60,000	8,225	10.25.02	12%
	6,016	825
Enhu Fan	200,000	27,418	4.28.06	10%
Qinghai Fan	4,539	622
Weiping Fu	215,000	29,474	6.1.04	12%
	60,000	8,225	1.10.06	12%
	30,000	4,113	1.10.06	12%
	30,000	4,113	3.1.06	12%

Li Li	40,000	5,484	10.28.02	12%
	4,011	550
Qiang Tong	65,000	8,911	11.4.02	12%
	10,000	1,371	4.14.03	12%
	21,877	2,999
Gensheng Yang	300,000	41,126	6.11.02	10%
Huamin Tian	1,100,000	150,796	5.12.03	12%
Pingzhang Zhao	130,000	17,821	12.31.05	12%
Hongyan Wang	4,978	682
Jing Fan	200,000	27,418	2.1.07	10%
Fengrong Jiao	32,661	4,477		12%
	70,000	9,596	10.25.02	12%
	50,000	6,854	1.17.04	12%
	210,000	28,788	6.28.04	12%
Wenji Lu	21,488	2,946
	105,000	14,394	10.30.02	12%
Xiaoping Zhu	5,456	748
Xingfa Li	70,000	9,596	4.29.03	12%
Yang Xue	4,800	658
	50,000	6,854	5.6.03	12%
Ying Gao	40,000	5,484	5.8.03	12%
Weiqi Hui	4,800	658
Pengyun Gao	120,000	16,451	9.21.07	10%
Ming Hui	220,000	30,159	12.31.05	12%
Yalin Wang	19,200	2,632
	200,000	27,418	12.31.05	10%
Jianming Li	90,000	12,338	5.13.05.	7%
Lin Hao	30,000	4,113	1.4.06	7%
Xiaoling Hou	64,627	8,860	7.28.06	10%
Ye Wu	1,000,000	137,088	11.30.05	10%
Zhongxue Xiguang	16,972	2,327
Liexiang Chen	500,000	68,544	12.27.06	10%
	417	57
Yongan Chang	200,000	27,418	4.2.07	10%
Fang Shen	100,000	13,709	4.24.07	10%
Yong Ma	171,309	23,484
Dian Gao	900,000	123,379	12.5.07	10%
Yongxiang Zhang	5,720	784
Yuewu Bian	3,834	526
	300,000	41,126	4.26.06	10%
	100,000	13,709	7.25.07	10%
Total		1,416,225

NewLand
					Ex rate:7.2946
Number	Year	Month	Day	Name	Balance (RMB)	Balance (USD)
1	2006	2	23	Ganming Yi	300,000	41,126
2	2006	2	27	Ganming Yi	210,000	28,788
3	2006	2	24	Aiguo Fu	120,000	16,451
4	2006	2	24	Xuesong Li	130,000	17,821
5	2006	2	24	Yuan Jiao	60,000	8,225
6	2006	4	11	Yuan Jiao	40,000	5,484
7	2006	2	25	Xuesong Li	50,000	6,854
8	2006	2	28	Xuesong Li	50,000	6,854
9	2006	3	3	Zhiyong Shi	150,000	20,563
10	2006	3	31	Yuan Jiao	70,000	9,596
11	2006	2	28	Wen Liu	20,000	2,742
12	2006	3	3	Aiguo Fu	20,000	2,742
13	2006	3	4	Aiguo Fu	100,000	13,709
14	2006	1	24	Yuewu Bian	190,000	26,047
15	2006	3	8	Xuesong Li	140,000	19,192
16	2006	3	9	Xiaoning Tang	50,000	6,854
17	2006	3	13	Xiaoning Tang	20,000	2,742
18	2007	4	3	Xijing Tao	200,000	27,418
19	2006	3	14	Junfeng Qiao	150,000	20,563
20	2006	3	10	Jing Lu	150,000	20,563
21	2006	3	18	Xiaoning Tang	50,000	6,854
22	2006	3	20	Xuesong Li	40,000	5,484
23	2006	3	23	Ganming Yi	240,000	32,901
24	2006	3	25	Aiguo Fu	500,000	68,544
25	2006	3	1	Pengfei Liu	10,000	1,371
26	2006	4	10	Xuesong Li	30,000	4,113
27	2006	4	10	Meng Luo	200,000	27,418
28	2007	4	9	Yan Tao	70,000	9,596
29	2006	4	25	Runsheng Lu	45,000	6,169
30	2006	4	29	Lijun Lu	20,000	2,742
31	2006	5	12	Qiang Tong	10,000	1,371
32	2006	5	11	Aiguo Fu	110,000	15,080
33	2006	5	15	Meng Luo	200,000	27,418
34	2006	5	16	Xuesong Li	50,000	6,854
35	2006	5	16	Guowang Lv	30,000	4,113

36	2006	5	17	Xuesong Li	30,000	4,113
37	2006	5	17	Xiaowei Wang	70,000	9,596
38	2006	5	24	Xuesong Li	50,000	6,854
39	2006	6	8	Yongxiang Zhang	20,000	2,742
40	2006	6	5	Shangyuan Wan	320,000	43,868
41	2006	6	5	Genxiang Xiao	100,000	13,709
42	2006	6	12	Aiguo Fu	500,000	68,544
43	2006	6	14	Aiguo Fu	100,000	13,709
44	2006	8	23	Xuesong Li	100,000	13,709
45	2006	10	25	Hua Chen	100,000	13,709
46	2006	10	31	Yongxiang Zhang	30,000	4,113
47	2006	11	22	Delin Chen	150,000	20,563
48	2007	6.12	30	Zhiyong Shi	200,000	27,418
49	2007	6.11	22	Zhiyong Shi	100,000	13,709
50	2007	2	14	Meng Luo	200,000	27,418
51	2007	3	22	Qian Xue	150,000	20,563
52	2007	7	16	Xiuqin Wang	110,000	15,080
53	2007	7	24	Xijing Tao	100,000	13,709
54	2007	8	29	Jin’e Li	100,000	13,709
55	2007	8	29	Chenyang Zhang	200,000	27,418
56	2007	9	1	Yongan Su	20,000	2,742
57	2007	11	5	Fang Shen	100,000	13,709
58	2007	12	5	Fengrong Jiao	320,000	43,868
59	2007	12	12	Jiaqun Zhou	100,000	13,709
Total					7,095,000	972,637

47

The following two tables set forth the name of the employee, the basis on which the employee is a related person, and the approximate dollar value of the amount involved in the loan:

First name	Last name	Title
Xiaohong	Feng	Chief Operating Officer & Board Member
Genxiang	Xiao	Chief Administrative Officer and Director

First name	Last name	Amt. (USD)	DATE	Title
Xiaohong	Feng	185,714	04/10/2006	Chief Operating Officer & Board Member
Genxiang	Xiao	121,428	12/23/2005	Chief Administrative Officer and Director

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our directors and executive officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions state that our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Effective on December 29, 2006, Kabani & Company, Inc, (“Kabani”) was dismissed as the independent accountant engaged to audit the financial statements of the Company.

        Kabani reported on the Company’s operating subsidiary Xi’an Tsining Housing Development Co., Ltd.‘s financial statements for the years ended December 31, 2005 and 2004. Kabani’s opinion did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope, or accounting principles. Kabani also reviewed the Company’s financial statements for the three months ended March 31, 2006, the three and six months ended June 30, 2006 and June 30, 2005, and for the three and nine months ended September 20, 2006 and September 30, 2005.

        During the Company’s most recent full fiscal years ended December 31, 2005 and 2004, there were no disagreements with Kabani on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kabani, would have caused them to make reference to the subject matter of such disagreements in connection with their reports; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        Effective on December 29, 2006 the Company has engaged Moore Stephens Wurth Frazer and Torbet. LLP, Certified Public Accountant and Consultants (“More Stephens”) with address at 1199 South Fairway Drive, Suite 200 Walnut, California 91789, as the new principal accountant to audit its financial statements. The decision to engage Moore Stephens was approved by the Company’s Board of Directors.

        During the fiscal years ended December 31, 2005, 2004 and 2003 and from December 31, 2005 through the engagement of Moore Stephens as the Company’s independent accountant, neither the Company nor anyone on its behalf has consulted Moore Stephens with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with Moore Stephens regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company’s financial statements.

        Effective as of December 10, 2007, Moore Stephens resigned as independent certified public accounting firm for the Company and was replaced by MSCM LLP, effective as of December 13, 2007.

        During the Company’s two most recent fiscal years ended December 31, 2006 and 2005 and through the date of this current report, the Company did not consult with the New Auditor on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and the New Auditor did not provide either a written report or oral advice to the Company that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

TRANSFER AGENT

        Our transfer agent is Securities Transfer Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

         We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s website at http://www.sec.gov . You also may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of China Housing and Land Development, Inc.

We have audited the accompanying consolidated balance sheet of China Housing and Land Development, Inc. and subsidiaries (the “Company”) as at December 31, 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We are not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements as at December 31, 2006 and for the year then ended were audited by other auditors who expressed an unqualified opinion on those statements in their report dated March 26, 2007.

Toronto, Ontario March 14, 2008	Signed: “MSCM LLP” Chartered Accountants Licensed Public Accountants

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

Consolidated Statements of Balance Sheets
As of December 31, 2007 and December 31, 2006

	December 31, 2007	December 31, 2006
ASSETS
Cash	$2,351,015	$379,633
Cash - restricted	101,351	1,108,271
Accounts receivable, net of allowance for doubtful	—
accounts of $94,514 and $79,118, respectively	12,107,882	3,070,516
Other receivables, prepaid expenses and other assets	622,759	986,039
Notes receivable, net	947,918	2,127,271
Real estate
Finished projects	16,130,130	37,247,436
Construction in progress	24,856,801	9,730,650

Total real estate held for development or sale	40,986,931	46,978,086

Property and equipment, net	5,707,012	17,701,896
Asset held for sale	12,910,428	—
Advances to suppliers	2,071,549	493,570
Deposits on land use rights	29,694,103	—
Intangible asset, net	48,205,697	—

Total assets	$155,706,645	$72,845,282

LIABILITIES
Accounts payable	$9,311,995	$5,324,815
Advances from customers	5,258,351	2,902,426
Accrued expenses	1,903,451	1,738,584
Payable to original shareholders	—	5,462,798
Loans payable to New Land's previous shareholders	11,413,229	—
Income and other taxes payable	22,711,981	11,386,169
Other payables	3,881,137	2,572,838
Loans from employees	2,388,862	1,037,842
Loans payable	14,120,034	23,206,852
Deferred tax	15,907,880	—
Warrants liability	2,631,991	—

Total liabilities	89,528,911	53,632,324

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized 100,000,000 shares	30,142	20,619
issued and outstanding 30,141,887 and 20,619,223, respectively
Additional paid in capital	28,381,534	7,192,600
Statutory reserves	2,885,279	2,150,138
Retained earnings	30,365,156	14,414,181
Capital contribution receivable	—	(5,462,798)
Accumulated other comprehensive income	4,515,623	898,218

Total shareholders' equity	66,177,734	19,212,958

Total liabilities and shareholders' equity	$155,706,645	$72,845,282

See accompany notes to consolidated financial statements

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DEMCEMBER 31, 2007, 2006 and 2005

	2007	2006	2005
REVENUE
Sales of properties	$73,579,325	$53,647,174	$32,450,037
Other income	333,525	452,312	335,681

Total Revenue	73,912,850	54,099,486	32,785,718

COSTS AND EXPENSES
Cost of sales	43,221,757	36,749,683	21,236,598
Selling, general and administrative expenses	2,919,360	3,197,310	3,632,627
Other expense	57,416	301,158	103,571
Interest expense	1,652,349	289,083	741,880
Change in fair value of warrants	632,296

Total costs and expense	48,483,178	40,537,234	25,714,676

INCOME BEFORE PROVISION FOR INCOME TAXES	25,429,672	13,562,252	7,071,042

PROVISION FOR INCOME TAXES	8,743,556	4,511,442	2,333,444

NET INCOME	16,686,116	9,050,810	4,737,598

GAIN ON FOREIGN EXCHANGE	3,617,405	655,435	242,783

COMPREHENSIVE INCOME	$20,303,521	$9,706,245	$4,980,381

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	26,871,388	20,277,615	20,000,000

DILUTED	26,871,388	20,277,615	20,000,000

EARNINGS PER SHARE
BASIC	$0.62	$0.45	$0.24

DILUTED	$0.62	$0.45	$0.24

See accompany notes to consolidated financial statements

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 and 2005

	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,686,116	$9,050,810	$4,737,598
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	423,932	354,444	124,404
Gain on disposal of fixed assets	(48,347)	(149,830)	—
Amortization of stock issued for investor relations fees	131,400	—	—
Amortization on intangible assets	1,157,758	—	—
Loss on investment	—	—	6,597
Change in fair value of warrants	632,296	—	—
Non-cash proceeds from sales	(10,783,201)
(Increase) decrease in assets:
Accounts receivable	(8,463,433)	77,630	82,371
Real estate	13,696,294	3,640,231	(2,613,747)
Advance to suppliers	(1,480,596)	11,930,759	(6,672,673)
Deposit on land use rights	(17,695,934)	—	—
Other receivable and deferred charges	658,893	(1,118,155)	(1,248,884)
Increase (decrease) in liabilities:
Accounts payable	2,556,717	2,716,495	(1,737,640)
Advances from customers	2,066,546	(28,428,381)	3,913,776
Accrued expense	42,522	1,625,843	2,596,303
Other payable	(1,016,610)	(266,309)	(123,000)
Income and other taxes payable	10,047,030	6,909,809	(2,242,998)

Net cash provided by (used in) operating activities	8,611,383	6,343,346	(3,177,893)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	1,039,410	591,312	1,586,420
Purchase of buildings, equipment and automobiles	(244,355)	(13,269,773)	(2,834,214)
Notes receivable collected, net	1,272,541	(2,246,025)	—
Proceeds from sale of fixed assets	—	243,616	—
Proceeds from sale of long term investment	—	—	492,000
Payments to acquire subsidiary, net of cash received	(27,087,844)	—	—

Net cash used in investing activities	(25,020,248)	(14,680,870)	(755,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan proceeds	3,944,359	13,835,303	14,760,000
Payments on loans	(14,202,410)	(7,905,887)	(10,824,000)
Loans from employees, net	1,226,736	1,016,551	—
Loans from New Land previous shareholders	4,207,315	—	—
Proceeds from issuance of common stock and warrants	23,239,997	1,750,421	—

Net cash provided by financing activities	18,415,997	8,696,388	3,936,000

INCREASE IN CASH	2,007,132	358,864	2,313

EFFECTS ON FOREIGN CURRENCY EXCHANGE	(35,750)	(9,976)	706

NET INCREASE IN CASH	1,971,382	348,888	3,019

CASH, beginning of period	379,633	30,745	27,726

CASH, end of period	$2,351,015	$379,633	$30,745

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$1,975,917	$2,147,800	$170,928

Cash paid for income taxes	$384,615	$—	$2,476,096

See accompany notes to consolidated financial statements

CHINA HOUSING & LAND DEVELOPMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 and 2005

	Common Stock		Additional paid-in	Statutory	Retained	Capital contribution	Accumulated other comprehensive
	Shares	Par Value	capital	reserves	earnings	receivable	income	Totals
BALANCE, December 31, 2004	20,000,000	$20,000	$5,442,798	$523,538	$2,252,373	$—	$—	$8,238,709

Net Income	—	—	—	—	4,737,598	—	—	4,737,598
Adjustment to statutory reserve	—	—	—	710,640	(710,640)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	242,783	242,783

BALANCE, December 31, 2005	20,000,000	$20,000	$5,442,798	$1,234,178	$6,279,331	$—	$242,783	$13,219,090

Common stock issued for cash at $3.25	619,223	619	1,749,802	—	—	—	—	1,750,421
Net Income	—	—	—	—	9,050,810	—	—	9,050,810
Adjustment to statutory reserve	—	—	—	915,960	(915,960)	—	—	—
Capital contribution receivable	—	—	—	—	—	(5,462,798)	—	(5,462,798)
Foreign currency translation adjustment	—	—	—	—	—	—	655,435	655,435

BALANCE, December 31, 2006	20,619,223	$20,619	$7,192,600	$2,150,138	$14,414,181	$(5,462,798)	$898,218	$19,212,958

Common stock issued for consulting service	60,000	60	131,340	—	—	—	—	131,400
Common Stock and warrants issued at $2.70	9,387,985	9,388	20,532,623	—	—	—	—	20,542,011
Common Stock issued from warrants conversion	74,679	75	524,971	—	—	—	—	525,046
Net Income	—	—	—	—	16,686,116	—	—	16,686,116
Adjustment to statutory reserve	—	—	—	735,141	(735,141)	—	—	—
Capital contribution receivable	—	—	—	—	—	5,462,798	—	5,462,798
Foreign currency translation adjustment	—	—	—	—	—	—	3,617,405	3,617,405

BALANCE, December 31, 2007	30,141,887	$30,142	$28,381,534	$2,885,279	$30,365,156	$—	$4,515,623	$66,177,734

See accompany notes to consolidated financial statements

Note 1 — Organization and Basis of Presentation

China Housing & Land Development, Inc. (the “Company”) is a Nevada corporation, incorporated on July 6, 2004 under the name Pacific Northwest Productions Inc. (“Pacific”). On May 6, 2006, the Company changed its name to China Housing & Land Development, Inc. The Company, through its subsidiary Xi’an Tsining Housing Development Company Inc. (“XTHDC”), is engaged in acquisition, development, management, and sale of commercial and residential real estate properties located primarily in Xi’an City, the People’s Republic of China (“PRC” or “China”).

XTHDC was established during May 1992 as a state-owned enterprise, whose former name is Xi’an New Star Group Real Estate Development Co. Ltd, and was formerly the logistics department of Lan Zhou Military area of the People’s Liberation Army of China. XTHDC was reorganized as a limited liability company with equity capital invested by management personnel in September 1999. XTHDC is a Chinese registered limited liability company with a legal structure similar to a regular corporation and a limited liability company. The Articles of Association provide for a 54 year term beginning September 7, 1999 with registered capital of approximately $3,140,000 (RMB26,000,000). On March 28, 2002, the registered capital of XTHDC was increased to approximately $6,050,000 (RMB50,000,000).

On April 21, 2006, XTHDC entered into and closed a share purchase agreement with Pacific, a public shell in the United States of America incorporated in the state of Nevada. Pursuant to the purchase agreement, Pacific acquired all of the issued and outstanding capital stock of XTHDC in exchange for 16,000,000 (post-split) shares of Pacific’s common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Pacific entered into an agreement with Deljit Bains and Davinder Bains, its executive officers, pursuant to which they each returned 4,000,000 (post-split) shares (8,000,000 shares in total) of Pacific common stock to Pacific for cancellation. They were not compensated in any way for the cancellation of their shares of Pacific common stock. Upon completion of the foregoing transactions, Pacific had an aggregate of 20,000,000 shares of common stock issued and outstanding.

As a result of the transaction, XTHDC’s stockholders owned approximately 80% of the combined company and the directors and executive officers of XTHDC became the directors and executive officers of Pacific. Accordingly, the transaction has been accounted for as a reverse acquisition of Pacific by XTHDC resulting in a recapitalization of XTHDC. XTHDC was deemed to be the purchaser and surviving company for accounting purposes. Accordingly, the results of operations and cash flows of XTHDC for the year ended December 31, 2005 have been presented for comparative purposes.

Note 1 — Organization and Basis of Presentation — continued

In addition, on May 5, 2006, Pacific changed its name to China Housing & Land Development, Inc. and the stockholders approved a stock dividend of seven shares for each share held, which has been accounted for as an eight to one forward stock split. All shares and per share data have been restated retrospectively.

On March 9, 2007, the Company acquired 100% equity of Xi’an New Land Development Co., Ltd (“New Land”). See note 3 for details of acquisition.

New Land was originally incorporated in September 2003 in Xi’an City in Shaanxi province, China. In 2006, New Land entered into an agreement with the Baqiao District Government of Xi’an City to develop Baqiao Science & Technology Industrial Park (“Baqiao Park”), a provincial development zone in Shaanxi Province, to establish a joint venture for New Land to develop and purchase approximately 487 acres in Baqiao Park. The agreement covers the period from July 2006 to June 2011. New Land is responsible for the installation and maintenance of all basic infrastructures, including water, electricity, and gas supply, along with telecommunication and sewer systems. In return, New Land will be given the exclusive right to obtain 487 acres of land use rights.

On June 19, 2007, New Land established Xi’an Hao Tai Housing Development Company Inc. (“Hao Tai”) for the purpose of obtaining, developing, and trading land use rights in China. Hao Tai’s registered capital is RMB 8.0 million, approximately $1.06 million, and is 100% owned by New Land. The company received the formal business license from the government in July 2007.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, XTHDC, New Land and Hao Tai. All inter-company accounts and transactions have been eliminated on consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 — Summary of Significant Accounting Policies — continued

Reporting Currency and Foreign Currency Translation

As of December 31, 2007, the accounts of the Company are maintained in their functional currency, the Chinese Yuan Renminbi (RMB). The reporting currency for the consolidated financial statements is the United States Dollars (USD) which is in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the RMB as the functional currency. According to SFAS No. 52, all assets and liabilities are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at the historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.”

Revenue Recognition

Real estate sales are reported in accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability. Real estate rental income, less 5% business tax, is recognized on the straight-line basis over the terms of the tenancy agreements.

For Company financed sales, the Company recognizes sales based on the full accrual method provided that the buyer’s initial and continuing investment is adequate according to SFAS No. 66. The initial investment is the buyer’s down-payment less the loan amount provided by the Company. Interests on these loans are amortized over the terms of the loans.

For land sales, the Company recognizes the revenue when title of the land is transferred and collectability is assured.

For the reimbursement on infrastructure costs, the Company recognizes the income, which is at the fair market value agreed between the Company and the PRC government, when they enter into a binding agreement with the government agreeing on the reimbursement.

Note 2 — Summary of Significant Accounting Policies — continued

Revenue Recognition — continued

In December of 2007, Hao Tai incorporated and sold a company to a client inclusive of the land use right trading activities. The operating income that resulted from this transaction was approximately $14 million.

Real Estate Capitalization and Cost Allocation

Real estate held for development or sale consists of residential and commercial units under construction and units completed. Construction in progress includes costs associated in development and construction of the Baqiao project

Real estate held for development or sale are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land and land improvement costs include cost of land use rights, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

If the real estate is determined to be impaired, it will be written down to its fair market value. Real estate held for development or sale costs include the cost of land use rights, land development and home construction costs, engineering costs, insurance costs, wages, real estate taxes, and interest related to development and construction. All costs are accumulated by specific projects and allocated to residential and commercial units within the respective projects. The Company leases the land for the residential unit sites under land use rights with various terms from the government of the PRC. The Company evaluates the carrying value for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventory deemed impaired would be recorded as adjustments to the cost basis. No impairment loss was incurred or recorded for the year ended December 31, 2007 (2006 — $79,665).

No depreciation is provided for construction in progress.

Note 2 — Summary of Significant Accounting Policies — continued

Capitalization of Interest

In accordance with SFAS 34, interest incurred during construction is capitalized to construction in progress. All other interest is expensed as incurred.

For the year ended December 31, 2007, interest incurred by the Company was $3,454,862 (2006 — $2,245,021 and 2005 — $1,580,048) and capitalized interest for the same period was $1,904,096 (2006 — $1,975,588 and 2005 — $838,168).

Concentration of Risks

The Company sells residential and commercial units to residents and small business owners and the Company sells land to the local real estate developers. The Company had four major customers that accounted for approximately 62% of the Company’s sales for the twelve months ended December 31,2007. One of these customers accounted for 84% of accounts receivable as at December 31, 2007. The Company has no major customer that accounts for more than 5% of the Company’s sales for the years ended December 31, 2006 and 2005.

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all of construction services and supply of construction materials. Construction services or products purchased from the Company’s five largest subcontractors/suppliers accounted for 56% of total services and supplies for the year ended December 31, 2007 (2006 – 41%).

Accounts payables to these subcontractors/suppliers amounted to $1,723,020 at December 31, 2007 (2006 — $2,070,834).

The Company’s operations are carried out in the People’s Republic of China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People’s Republic of China and by the general state of the People’s Republic of China’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and Concentration of Risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at December 31, 2007 amounted to $2,296,766 (2006 — $353,762) of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts.

Note 2 — Summary of Significant Accounting Policies — continued

Restricted Cash

The bank grants mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes. If the houses are not completed and the new home owners have no ownership documents to secure the loan, the bank will deduct 10% of the home owner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $101,351 as of December 31, 2007 (2006 – 1,108,271).

Accounts Receivable

Accounts receivable consists of balances due from customers for the sale of residential and commercial units in the PRC. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimated uncollectible amounts are based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $94,514 at December 31, 2007 (2006 — $79,118).

Other Receivables

Other receivables consist of various cash advances to unrelated companies and individuals with which management of the Company has business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally short term in nature. The balance of other receivables was $749,890 (2006 — $1,282,831) as December 31, 2007. Other receivables are reviewed annually as to whether their carrying value has become impaired. As of December 31, 2007, the Company has established an allowance for doubtful accounts of $190,372 (2006 – 301,920).

Note 2 — Summary of Significant Accounting Policies — continued

Notes Receivable

The Company finances sales to certain new homeowners. Financing agreements are signed and the loans are due in 1 to 3 years. The loans are non-interest bearing, therefore the Company has discounted the carrying amount of notes receivable at the market mortgage rate. Notes receivable are presented net of allowance for doubtful accounts.

	2007	2006

Notes receivable	$1,036,775	$2,290,378
Less: unamortized interest	(88,857)	(34,710)
Less: allowance for doubtful accounts	_	(128,397)

Notes receivable, net	$947,918	$2,127,271

Advances to Suppliers

Advances to suppliers consist of amounts paid in advance to contractors and vendors for services and materials. Advances amounted to $2,071,549 as of December 31, 2007 (2006 — $493,570).

Deposits on Land Use Rights

Deposits on land use rights consist of deposits held by the government to purchase land use rights in Baqiao Park. Deposits amounted to $29,694,103 as of December 31, 2007 (2006 — $0).

Asset Held for Sale

The Company intends to sell one of its fixed assets which consist of 14,478 square meters of retail units with net book value of $12,910,428 as of December 31, 2007. There was no asset held for sale as of December 31, 2006.

Note 2 — Summary of Significant Accounting Policies — continued

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the years ended December 31, 2007, 2006 and 2005 amounted to $423,932, $354,444 and $124,404, respectively, with $343,888 (2006 — $261,463 and 2005 — $124,404) recorded in selling, general and administrative expenses and $80,044 (2006 — $92,981, 2005 — $0) recorded in other income to offset rental revenue. Estimated useful lives of the assets are as follows:

Estimated Useful Life

Head office buildings and improvements	30 years
Vehicles	6 years
Electronic equipment	5 years
Office furniture	5 years
Computer software	3 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized and depreciated over the remaining useful life of the assets.

Intangible Asset

Intangible asset relates to the development right for the 487 acres of land in Baqiao Park obtained from the acquisition of New Land (see note 3). The intangible asset is considered a definite lived intangible asset. In accordance with SFAS No. 142, the intangible asset is subject to amortization over its useful life. The method of amortization selected reflects the pattern in which the economic benefit of the intangible asset is realized. The amortization is based on the acreage of land sold or developed and weighted-average expected profit margins. This method is intended to match the pattern of amortization with the income-generating capacity of the asset.

As of December 31, 2007, the amount recorded for its intangible asset was $48,205,697. The Company evaluates its intangible asset for impairment issues and whenever events or changes in circumstances indicate that the carrying value of its intangible may not be recoverable from its estimated future cash flows it records a write-down for this impairment. As of December 31, 2007, the Company has recorded $1,157,758 (2006 — $0 and 2005 — $0) of amortization on the intangible asset and it is included in cost of properties.

Note 2 — Summary of Significant Accounting Policies — continued

Long-lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes there were no impairments of its long-lived assets as of December 31, 2007 and 2006.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash (including restricted cash), accounts receivable, other receivables, accounts payable, accrued expenses and other payables to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. Management believes the interest rates on loans payable to New Land’s previous shareholders, loans from employees and loans payable reflect rates currently available. Thus, the carrying value of these loans approximates fair value. The notes receivable are non-interest bearing and the Company has discounted the notes using the current market mortgage rate, thus, the carry value of the notes receivable approximates fair value.

Accounts Payable

Accounts payable consists of balances due to subcontractors and suppliers for the purchase of construction services and the Baqiao government for land use right. Accounts payable amounted to $9,311,995 at December 31, 2007 (2006 — $5,324,813).

Advances from Customers

Advances from customers represent prepayments by customers for home purchases. The Company records such prepayment as advances from customers when the payments are received. Advances from customers amounted to $5,258,351 at December 31, 2007 (2006 — $2,902,426).

Note 2 — Summary of Significant Accounting Policies — continued

Other Payables

Other payables consist of various cash advances from unrelated companies and individuals which management of the Company has business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and short term in nature. Other payables amounted to $3,881,137 as of December 31, 2007 (2006 — $2,572,838).

Advertising Costs

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $781,998, $565,577, $533,021 for the years ending December 31, 2007, 2006 and 2005, respectively.

Warranty Costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) warranty period for defective workmanship. The Company accrues the estimated warranty costs into the cost of its homes as a liability after each project is closed based on the Company’s historical experience, which normally is less than 0.2% of total costs of the project. Any excess amounts are expensed in the period when they occur. Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead costs of another project. Any significant material defects are generally under warranty with the Company’s suppliers. Currently, the Company retains 5% of the total construction contract from the construction contractors for a period of one year after the completion of the construction. Such retention amounts will be used to pay for any repair expense incurred due to defects in the construction. The Company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of December 31, 2007 and 2006, the Company accrued $0 and $68,682 as warranty costs, respectively.

Note 2 — Summary of Significant Accounting Policies — continued

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2007 the significant book to tax difference was related to the intangible asset which has no tax value. There was no significant book to tax differences for 2006.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109", (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the PRC jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of general and administrative expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax rate differences from the federal statutory rate primarily due to non-deductible expenses, temporary differences and preferential tax treatment. No assessments on the income taxes for the 2006 and 2007 have been received by the Company.

Local PRC Income Tax

The subsidiaries of the Company are governed by the Income Tax Laws of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. New Land and Hao Tai are entitled to a refund of 6% of taxes otherwise payable.

Note 2 — Summary of Significant Accounting Policies — continued

Local PRC Income Tax — continued

The provision for income taxes at December 31, 2007 consisted of the following:

	2007	2006	2005

Provision for China income and local tax	$9,125,616	$4,511,442	$2,333,444

Recovery of deferred taxes	(382,060)	—	—

Total provision for income taxes	$8,743,556	$4,511,442	$2,333,444

The following table reconciles the U.S. statutory rates to the Company's effective tax rate at December 31,

	2007	2006	2005

U.S. statutory rates	34%	34%	34%
Foreign income not recognized in USA	(34)	(34)	(34)
U.S. loss not recognized	4	—	—
Statutory income taxes in China	33	33	33
Tax incentive on New Land and Hao Tai	(1)	—	—

Totals	34%	33%	33%

Basic and Diluted Earnings Per Share

Earning per share is calculated in accordance with the SFAS No. 128, “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method.

Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Note 2 — Summary of Significant Accounting Policies — continued

Derivative Financial Instruments

The Company accounts for its warrants in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity,” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. Because the warrant agreement provides for cash settlement upon a change in control under certain circumstances, even if remote, the warrants have been accounted for and classified as a liability in the consolidated balance sheets. EITF 00-19 also requires the warrants to be carried on the balance sheet at fair value and to mark to market at each reporting period. The change in the fair value are reported in the income statement. The fair value of the warrants is determined using the Cox-Ross-Rubinstein (“CRR”) Binomial Lattice Model.

Comprehensive Income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income. Gain on foreign exchange translation totaled $3,561,294, $655,435 and $242,783 for 2007, 2006 and 2005, respectively.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Pronouncements

In September 2006, FASB issued SFAS 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the effect of this pronouncement on its consolidated financial statements.

Note 2 — Summary of Significant Accounting Policies — continued

Recent Pronouncements — continued

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financials Liabilities — Including an Amendment of FASB Statement No.115". This standard permits measurement of certain financial assets and financial liabilities at fair value. If the fair value option is elected, the unrealized gains and losses are reported in earnings at each reporting date. Generally, the fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 requires prospective application and certain additional presentation and disclosure requirements. The standard is effective as of the beginning of the fiscal year that begins after November 15, 2007. The Company is currently evaluating the provisions of SFAS No. 159 to determine the potential impact, if any, the adoption will have on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”) which revised SFAS No. 141, “Business Combinations”. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact of this standard cannot be determined until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. The impact of this standard cannot be determined until the transactions occur.

Note 3 — Acquisition

On March 9, 2007, the Company entered into a Share Transfer Agreement (the “Agreement”) to acquire RMB 32 million of registered and paid-in capital of New Land, representing 100% equity ownership of New Land. The acquisition was effective on May 31, 2007. The total purchase price for the acquisition was RMB 270 million, approximately $35.2 million. The total purchase price included 1) an initial cash payment of RMB 5 million, approximately $0.6 million, payable within 20 days after the signing of the Agreement, 2) an additional cash payment of RMB 57 million, approximately $7.4 million, within 30 days on receipt of the due diligence report and 3) a promissory note of the aggregate amount of RMB 208 million, approximately $27.2 million, bearing 10% interest with a maturity of January 30, 2009. As of December 31, 2007, the remaining balance of the above note payable under the Agreement amounted to $8,717,684 (see note 9).

The Company accounted for the business combination using the purchase method of accounting pursuant to SFAS No. 141, “Business Combinations”. The purchase price was allocated to the identifiable assets and liabilities assumed based on their estimated fair values.

Purchase Price	$35,286,737

Value assigned to assets and liabilities:
Assets:
Cash	$50,390
Other receivables	20,318
Equipment	102,577
Work in progress	6,448,748
Prepayment	224,597
Intangible asset	47,107,396

Liabilities:
Accounts payable	(963,233)
Other payable	(2,100,310)
Accrued expenses	(58,304)
Deferred tax	(15,545,441)

Total net assets	$35,286,637

The operations of New Land from June 1 to December 31, 2007 is included in the Company’s consolidated financial statements.

Note 4 — Supplemental Disclosure of Cash Flow Information

Income taxes paid amounted to $384,615, $0 and $2,476,096 for the years ended December, 2007, 2006 and 2005, respectively. Interest paid for the year ended December 31, 2007, 2006 and 2005 amounted to $1,975,917, $2,147,800 and $170,928, respectively.

Non-cash operating activity included the transfer of fixed assets as prepayment to one of the Company’s contractors at fair market value for $956,434 in 2007 with a book value of $163,262. In addition, the revenue of $11,243,231 receivable on the reimbursement of infrastructure from the Baqiao government will be applied against future purchase of land use rights and is recorded as deposits on land use rights.

Non-cash financing activities included the issuance of 60,000 shares of common stock to an investor relations company in consideration of a one-year consulting service valued at $131,400. In addition, 123,845 warrants were exercised on a non-cash basis resulting in the issuance of 29,377 shares of common stock.

Non-cash financing activities also included reclassification of notes receivable from accounts receivable of $947,918 and paying off $1,691,262 of the loan due to the original shareholders of New Land, using inventory appraised at fair market value.

Note 5 – Real Estate

The following summarizes the components of real estate inventories at December 31, 2007 and 2006:

	2007	2006
Finished projects	$16,130,130	$37,247,436
Construction in progress	24,856,801	9,730,650

Total real estate held for development or sale	$40,930,819	$46,978,086

Note 6 – Other Receivables, Prepaid Expenses and Other Assets

Other receivables, prepaid expenses and other assets consist of the following at December 31, 2007:

	2007	2006
Other receivables	$749,890	$1,282,831
Allowance for bad debts	(190,372)	(301,920)
Prepaid expenses	63,241	5,128

Other receivables, prepaid expenses
and other assets	$622,759	$986,039

Note 7 — Property and Equipment, Net

Property and equipment consist of the following at December 31, 2007 and 2006:

	2007	2006
Head office buildings and improvements	$1,018,494	$819,198
Income producing properties	18,469,840	17,435,847
Electronic equipment	195,244	117,081
Vehicles	87,740	55,598
Office furniture	119,960	95,519
Computer software	48,180	—

Totals	19,939,470	18,523,243

Accumulated depreciation	(1,322,030)	(821,347)
Net book value of building held for sale	(12,910,428)	—

Property and equipment, net	$5,707,012	$17,701,896

Note 8 — Accounts Receivable

Accounts receivable consist of the following at December 31, 2007 and 2006:

	2007	2006
Accounts receivable	$12,202,396	$3,149,634
Allowance for doubtful accounts	(94,514)	(79,118)

Accounts receivable, net	$12,107,882	$3,070,516

Note 9 – Loans Payable to New Land’s Previous Shareholders

The Company has loans payable to previous shareholders of New Land that totaled to $11,413,229 at December 31, 2007 (2006 — $0). $8,717,684 of the total relates to the acquisition of New Land (see note 3) and is due January 2009. The remaining balance pertains to additional loans made by these shareholders and are due in June 2008. The loans bear interest at 10% per annum.

Note 10 — Loans from Employees

The Company has borrowed monies from certain employees to fund the Company’s construction projects. The loans bear interest ranging between 7% and 12% and the principal matures in 2009. At December 31, 2007, loans from employees amounted to $2,388,862 (2006 — $1,037,842).

Note 11 — Loans Payable

Loans payable represent amounts due to various banks and are due on demand or within one year. These loans generally can be renewed with the banks when they expire. Loans payable at December 31, 2007 and 2006 consisted of the following:

	December 31, 2007	December 31, 2006
Commercial Bank Weilai Branch
originally due August 7, 2007 and renewed to August
29, 2008, annual interest rate is at 11.34 percent,
secured by the Company's Xin Xing Gangwan, Xin Xing
Tower and Ming Yuan projects	$5,209,333	$5,128,000

Commercial Bank Weilai Branch
originally due December 31, 2007 and renewed to
December 31, 2008, annual interest is at 9.79
percent, secured by the Company's 24G project	5,483,508	6,410,000

Xi'an Rural Credit union Zao Yuan Rd. Branch,
Due June 14, 2008, annual interest is at 9.527
percent, secured by the Company's Jun Jing Yuan I,
Han Yuan project and Xin Xing Tower Projects	3,427,193	—

Shannxi International Trust Investment Co.
due on demand, annual interest rate was at 10.08
percent, secured by 14 units of the Company's Xin Xin
In House and Harbor projects	—	2,564,000

Shannxi International Trust Investment Co.
due September 20, 2007, annual interest rate was at
10.08 percent, secured by 6 commercial units of the
Company's Jun Jin Yuan projects	—	503,826

Merchant Bank Xi'an High and New Technology
Development Zone Branch, due June 27, 2007, annual
interest rate was at 19.20 percent, secured by the
Company's Jun Jin Yuan project	—	403,830

Construction Bank Zhuque Road Branch,
due May 6, 2007, annual interest rate was at 6.21
percent, secured by the Company's Jun Jin Yuan project	—	4,107,528

Construction Bank Zhuque Road Branch,
due July 6, 2007, annual interest rate was at 6.91	—	2,564,000
percent, secured by the Company's Jun Jin Yuan project

Various loans on demand,
to unrelated parties, at various interest rates	—	1,525,668

Total	$14,120,034	$23,206,852

Note 11 — Loans Payable — continued

All loans were borrowed for construction projects. All interest paid was capitalized and allocated to various construction projects.

Note 12 — Accrued Expenses

	2007	2006
Accrued expenses	$362,854	$1,738,584
Accrued interest	1,540,597	—

Total	$1,903,451	$1,738,584

Note 13 — Shareholders’ Equity

Common stock

On June 28, 2006, the Company entered into securities purchase agreements with accredited investors and completed the issue of $1,075,000 of the Company’s common stock and common stock purchase warrants. The securities sold were an aggregate of 330,769 shares of common stock and 99,231 warrants. Each warrant is exercisable for three years with an initial exercise price of $3.60 per share. The exercise price was amended to $3.31 per share during 2007. Pursuant to the terms of the warrants, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities, Inc. acted as the placement agent of the transaction. The fair value of the warrants at December 31, 2007 was determined to be $2.52 using the CRR Binomial Lattice Model with the following assumptions: expected life – 1.47 years; expected volatility – 75%, risk fee interest rate – 3.20% and dividend rate – 0%.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 66,154 shares of common stock on the same terms and conditions as the investors. The fair value of these warrants was determined to be $118,340 on the date they were issued. They were exercised during the year.

Note 13 — Shareholders’ Equity — continued

Common stock — continued

Pursuant to securities purchase agreements with accredited investors dated July 7, 2006, the Company received $124,975 and issued 38,454 shares of common stock and 11,536 warrants. Each warrant is exercisable for three years at an initial exercise price of $3.60 per share. The exercise price was amended to $3.31 per share during 2007. The fair value of the warrants at December 31, 2007 was determined to be $2.53 using the CRR Binomial Lattice Model with the following assumptions: expected life – 1.49 years; expected volatility – 75%, risk fee interest rate – 3.20% and dividend rate – 0%.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 7,691 shares of common stock on the same terms and conditions as the investors. The fair value of these warrants was determined to be $13,727 on the date they were issued. They were exercised during the year.

Pursuant to securities purchase agreements with accredited investors dated August 21, 2006, the Company received $812,500 and issued 75,000 shares of common stock and 198,845 warrants. Each warrant is exercisable for three years at $3.60 per share. The fair value of the warrants at December 31, 2007 was determined to be $2.59 per warrant using the CRR Binomial Lattice Model with the following assumptions: expected life – 1.62 years; expected volatility – 75%, risk fee interest rate – 3.20% and dividend rate – 0%.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with other expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 50,000 shares of common stock on the same terms and conditions as the investors. The fair value of these warrants was determined to be $94,646 on the date they were issued. They were exercised during the year.

The Company filed the registration statement registering the resale of shares of the Company’s common stock and those issuable upon exercise of the warrants on August 21, 2006 and the registration statement was effective on September 14, 2006.

On January 15, 2007, the Company issued 60,000 shares of common stock to an investor relations company in consideration for one year of consulting service through December 31, 2007. The 60,000 shares of common stock have been recorded at $2.19 per share or $131,400 based on the trading price of the shares at January 12, 2007. This amount was included in prepaid expenses and is being amortized over the service period.

Note 13 — Shareholders’ Equity — continued

Common stock — continued

Pursuant to securities purchase agreements with accredited investors dated May 7, 2007, the Company received $25,006,978 and issued 9,261,847 shares of common stock and 2,778,554 warrants. Each warrant is exercisable for five years at $4.50 per share. In connection with the offering, the Company paid a 7% placement fee and $173,689 in legal fees. The fair value of the warrants at December 31, 2007 was determined to be $0.76 per warrant using the CRR Binomial Lattice Model with the following assumptions: expected life – 4.34 years; expected volatility – 75%, risk fee interest rate – 3.35% and dividend rate – 0%.

According to Section 4.8, Anti-Dilute of the Share Purchase Agreements dated June 28, 2006, July 7, 2006 and August 21, 2006, the Company issued 126,138 shares of common stock and 27,364 warrants; additionally, the Company reduced the exercise price of all related warrants from $3.60 to $3.31. The fair value of the warrants at December 31, 2007 was determined to be $2.55 per warrant using the CRR Binomial Lattice Model with the following assumptions: expected life – 1.53 years; expected volatility – 75%, risk fee interest rate – 3.20% and dividend rate – 0%.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settle in, a Company’s Own Stock,” the warrants contain a provision permitting the holder to demand payment based on a Black Scholes valuation in certain circumstances. Therefore, under EITF 00-19 and SFAS No. 133, the Company recorded the warrants as a liability at their fair value on the date of grant and then marked them to $2,631,991 at December 31, 2007. The change in fair value of warrants totaled $632,296 (2006 — $0 and 2005 — $0).

The Company filed the registration statement registering the resale of shares of the Company’s common stock on June 22, 2007 and the registration statement was effective on July 5, 2007.

123,845 warrants having an exercise price of $3.31 were exercised in July 2007 on a non-cash, basis resulting in the issuance of 29,377 shares of common stock.

45,302 warrants having an exercise price of $4.50 were exercised in July 2007 on a cash basis, resulting in the issuance of 45,302 shares of common stock.

Note 13 — Shareholders’ Equity — continued

Warrants

Following is a summary of the warrant activity:

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price
December 31, 2005	—	—	$ —
Granted	309,612	309,612	3.31

December 31, 2006	309,612	309,612	3.31
Granted	2,805,918	2,805,918	4.49
Exercised	169,147	169,147	3.63

December 31, 2007	2,946,383	2,946,383	$ 4.41

Following is a summary of the status of warrants outstanding at December 31, 2007:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Price	Exercise Number

$3.31	213,131	1.53 years	$3.31	213,131
$4.50	2,733,252	4.34 years	$4.50	2,733,252

Note 14 — Statutory Reserves

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises’ income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital. Statutory reserves represent restricted retained earnings.

Note 14 — Statutory Reserves — continued

Statutory surplus reserves are to be utilized to offset prior years’ losses, or to increase its share capital. When a limited liability company converts its surplus reserves to capital in accordance with a shareholders’ resolution, the Company will either distribute new shares in proportion to the number of shares held by each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital. Registered capital at December 31, 2007 is approximately $23.6 million (2006 — $5.8 million)

Pursuant to the board of directors’ resolution, XTHDC transferred 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distributions of any dividends to shareholders. For the year ended December 31, 2007, the Company appropriated $735,141 (2006 – $915,960 and 2005 — $710,640) to this surplus reserve.

Note 15 — Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The Company established a retirement pension insurance, unemployment insurance, health insurance and house accumulation fund for the employees during the term they are employed. For the year ended December 31, 2007, the Company made contributions in the amount of $51,781 (2006 — $13,922 and 2005 — $32,571).

Note 16 — Earnings Per Share

Earnings per share for years ended December 31, 2007 and 2006 were determined by dividing net income for the years by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

	2007	2006	2005
Net income for basic earnings per share
- basic and diluted	$16,686,115	$9,050,810	$4,737,598

Weighted average shares outstanding
- basic and diluted	26,871,388	20,277,615	20,000,000

Earnings per share
- basic and diluted	$0.62	$0.45	$0.24

Note 16 — Earnings Per Share — continued

The outstanding warrants have an anti-dilutive effect on the earnings per share and are therefore excluded from the determination of diluted earnings per share calculation.

Notes 17 — Other Income

The Company rents certain portions of its residential and commercial units to individuals and businesses for 1 year terms, renewed annually.

Rental income and other income and expenses for the year ended December 31 consisted of the following:

	2007	2006	2005
Interest income	$42,380	$30,395	$45,545
Other non-operating income	89,439	58,543	139,236
Rental income	153,359	213,544	144,678
Gain on disposal of fixed assets and inventory	48,347	149,830	6,222

Total	$333,525	$452,312	$335,681

Note 18 – Segmented Information

The Company has one operating segment, being the real-estate sales and development. All revenue is from customers in PRC and all of the Company’s assets are located in PRC.

Note 19 — Commitments and Contingencies

The Company leases part of its office space under long-term, non-cancelable operating lease agreements. The leases expire on December 31, 2008. The future minimum rental payments required under the operating lease agreements are $71,816.

Rental expense for 2007, 2006 and 2005 amounted to $79,528, $70,178 and $64,017, respectively.

As of December 31, 2007, the Company had one land use right with an unpaid balance of approximately $2.4 million. The balance is not due until the vendor removes the existing building on the land and changes the zoning status on the land use right certificate.

Note 20 — Subsequent Events

On January 28, 2008, the company raised $20 million through the issuance of senior secured convertible notes to institutional investors. As part of the private placement, the company issued five-year senior secured convertible notes with an aggregate principal amount of $20 million that pay cash interest of 5 percent per annum. $9 million of the notes are convertible into common stock and carry an initial conversion price of $5.57 per share, which can be increased if certain stock price thresholds are met. Additionally, forced conversion can also occur at the Company’s discretion if certain stock price thresholds are met. The notes are secured by certain real estate assets and additionally through a pledge of common shares owned by Mr. Pingji Lu, the Company’s Chairman and Chief Executive Officer. Additionally, investors in the private placement were granted 1,437,467 five-year warrants with a strike price of $6.07 per common share, which are callable if certain stock price thresholds are met. Approximately 215,620 warrants are also available as a management incentive if certain milestones are met.

China Housing & Land Development Inc. and Subsidiary
Consolidated Balance Sheets
As of March 31, 2008 and December 31, 2007

	March 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
		USD
Assets
Cash	$14,933,102	$2,351,015
Cash - restricted	105,627	101,351
Accounts receivable, net of allowance for doubtful
accounts of $98,323 and $94,514, respectively	12,740,498	12,107,882
Other receivables, prepaid expenses and other assets	660,134	567,308
Notes receivable, net	3,828,787	947,918
Real estate
Finished projects	14,697,711	16,130,130
Construction in progress	28,625,865	24,856,801

Total real estate held for development or sale	43,323,576	40,986,931

Property and equipment, net	6,160,749	5,707,012
Assets held for sale	13,430,748	12,910,428
Advance to suppliers	2,459,543	2,071,549
Deposits on land use rights	32,062,120	29,694,103
Deferred financing cost	742,265	55,451
Intangible assets, net	50,148,499	48,205,697

Total assets	$180,595,648	$155,706,645

Liabilities
Accounts payable	$9,173,114	$9,311,995
Advances from customers	5,923,646	5,258,351
Accrued expenses	2,033,774	1,903,451
Payable to original shareholders	8,849,820	11,413,229
Income and other taxes payable	24,096,765	22,711,981
Other payables	4,282,280	3,881,137
Loans from employees	2,162,420	2,388,862
Loans payable	14,689,104	14,120,034
Deferred tax	16,549,005	15,907,880
Warrants liability	6,035,306	2,631,991
Fair value of embedded derivatives	4,211,886
Convertible debt	12,824,655

Total liabilities	110,831,775	89,528,911

Shareholders' equity
Common stock: $.001 par value, authorized 100,000,000 shares	30,144	30,142
issued and outstanding 30,143,757 and 30,141,887, respectively
Additional paid in capital	28,391,500	28,381,534
Statutory reserves	2,885,279	2,885,279
Retained earnings	30,412,841	30,365,156
Accumulated other comprehensive income	8,044,109	4,515,623

Total shareholders' equity	69,763,873	66,177,734

Total liabilities and shareholders' equity	$180,595,648	$155,706,645

China Housing & Land Development Inc. and subsidiary
Consolidated Statements of Income and other comprehensive income
As of March 31, 2008 and 2007

	31/Mar	31/Mar
	2008(USD)	2007
	(Unaudited)	(Unaudited)
Revenue
Sale of properties	$4,523,945	$8,045,576
Other income	222,692	150,621

Total revenue	4,746,637	8,196,197

Costs and expenses
Cost of properties s and land	2,367,112	6,251,458
Selling, general and administrative expenses	1,148,601	498,079
Other expense	15,910	32,619
Interest expense	439,673	207,876
Accretion expense on convertible debt	171,683
Change in fair value of embedded derivatives	284,511
Change in fair value of warrants	(9,489)

Total costs and expense	4,418,001	6,990,032

Income before provision for income taxes	328,636	1,206,165

Provision for income taxes	280,951	413,663

Net income	47,685	792,502

Gain (loss) on foreign exchange	3,047,864	253,357

Comprehensive income	$3,095,549	$1,045,859

Weighted average shares outstanding
Basic	30,142,565	$20,669,223

Diluted	30,230,664	$20,669,223

Earnings per share
Basic	$0.00	$0.04

Diluted	$(0.01)	$0.04

China Housing & Land Development Inc. and subsidiary
Consolidated Statement of Cash Flow
As of March 31, 2008 and 2007

	31/Mar	31/Mar
	2008(USD)	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	47,685	792,502
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Allowance for bad debt	—	512,654
Depreciation	93,821	169,861
Amortization on deferred financing costs	28,458	—
Loss on disposal of fixed assets and inventory	86	472
Issuance of stock for investor relations fees
Amortization of stock issued for investor
relations fees	—	32,850
Gain on sales of investment
Change in fair value of warrants	(9,489)	—
Change in fair value of embedded derivatives	284,511	—
Accretion expense on convertible debt	171,683	—
Non-cash proceeds from sales	(2,851,908)	—
(Increase) decrease in assets:
Accounts receivable	(141,670)	401,374
Real estate	(670,715)	5,097,643
Advance to suppliers	(298,253)	(4,691,540)
Deposit on Land use rights	(1,147,224)	—
Other receivable	(12,024)	(388,692)
Increase (decrease) in liabilities:
Accounts payable	(503,618)	170,026
Advances from customers	444,062	(913,140)
Accrued expense	337,253	(274,003)
Other payable	239,699	(734,292)
Income and other taxes payable	459,799	332,894

Net cash provided by (used in)
operating activities	(3,527,844)	508,609

Cash flows from investing activities:
Change in restricted cash	(188)	(102,718)
Purchase of buildings, equipment and automobiles	(313,056)	(1,891)
Proceeds from sales of fixed assets	14	—
Notes receivable	67,613	(108,838)
Payments to acquire subsidiary, net of cash received

Net cash provided by (used in)
investing activities	(245,617)	(213,447)

Cash flows from financing activities:
Net proceeds from issuance of convertible debt	19,230,370	—
Loan proceeds	—	645,050
Payments on loans	—	(1,457,813)
Repayments on employee loans	(470,781)	—
Proceeds from employee loans	154,688	391,290
Loans from original shareholders	(2,961,307)	—
Proceeds from issuance of common stock and warrants	8,415	—

Net cash provided by financing activities	15,961,385	(421,473)

Increase in cash	12,187,924	(126,311)

Effects on foreign currency exchange	394,163	3,865

Cash, beginning of period	2,351,015	379,633

Cash, end of period	14,933,102	257,187

China Housing & Land Development Inc. and subsidiary
Consolidated Statements of Shareholders' equity
For the three months ended March 31, 2008, 2007, 2006 and 2005

	Common Stock		Additional paid in	Statutory	Retained	Capital contribution	Accumulated other comprehensive
	Shares	Par Value	capital	reserves	earnings	receivable	income	Totals
Balance, December 31, 2004	20,000,000	$20,000	$5,442,798	$523,538	$2,252,373	$—	$—	$8,238,709
Net Income	—	—	—	—	4,737,598	—	—	4,737,598
Adjustment to statutory reserve	—	—	—	710,640	(710,640)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	242,783	242,783

Balance, December 31, 2005	20,000,000	$20,000	$5,442,798	$1,234,178	$6,279,331	$—	$242,783	$13,219,090

Common stock issued for cash at $3.25	619,223	619	1,749,802	—	—	—	—	1,750,421
Net Income	—	—	—	—	9,050,810	—	—	9,050,810
Adjustment to statutory reserve	—	—	—	915,960	(915,960)	—	—	—
Capital contribution receivable	—	—	—	—	—	(5,462,798)	—	(5,462,798)
Foreign currency translation adjustment	—	—	—	—	—	—	655,435	655,435

Balance, December 31, 2006	20,619,223	$20,619	$7,192,600	$2,150,138	$14,414,181	$(5,462,798)	$898,218	$19,212,958

Common stock issued for consulting service	60,000	60	131,340	—	—	—	—	131,400
Common Stock and warrants issued at $2.70	9,387,985	9,388	20,532,623	—	—	—	—	20,542,011
Common Stock issued from warrants conversion	74,679	75	524,971	—	—	—	—	525,046
Net Income	—	—	—	—	16,686,116	—	—	16,686,116
Adjustment to statutory reserve	—	—	—	735,141	(735,141)	—	—	—
Capital contribution receivable	—	—	—	—	—	5,462,798	—	5,462,798
Foreign currency translation adjustment	—	—	—	—	—	—	4,098,027	4,098,027

Balance, December 31, 2007	30,141,887	$30,142	$28,381,534	$2,885,279	$30,365,156	$—	$4,996,245	$66,658,356

Common Stock issued from warrants conversion	1,870	2	9,966	—	—	—	—	9,968
Net Income	—	—	—	—	47,685	—	—	47,685
Foreign currency translation adjustment	—	—	—	—	—	—	3,047,864	3,047,864

Balance, March 31, 2008	30,143,757	30,144	28,391,500	2,885,279	30,412,841	—	8,044,109	69,763,873

Note 1 — Organization and Basis of Presentation

The interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair statement of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. These adjustments consist of normal, recurring items. The results of operations for any interim period are not necessarily indicative of results for the full year. The interim consolidated financial statements and notes are presented as permitted by the requirements for Quarterly Reports on Form 10-Q.

The consolidated financial statements do not include certain footnote disclosures and financial information normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and, therefore, should be read in conjunction with the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Annual Report”).

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, XTHDC, New Land and Hao Tai. All inter-company accounts and transactions have been eliminated on consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reporting Currency and Foreign Currency Translation

As of December 31, 2007, the accounts of the Company are maintained in their functional currency, the Chinese Yuan Renminbi (RMB). The reporting currency for the consolidated financial statements is the United States Dollars (USD) which is in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation,” with the RMB as the functional currency. According to SFAS No. 52, all assets and liabilities are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at the historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.”

Revenue Recognition

Effective January 1, 2008, the Company changed its revenue recognition policy for sales of development properties to the percentage completion method. Previously, the full accrual method was used. The percentage completion method will be based on estimate costs incurred. The change is preferable because it has been made to more accurately reflect the business activity in the Company and match revenues with the costs incurred in the pursuit of such revenue. SFAS No. 154, “Accounting Changes and Error Corrections,” requires that a change in accounting principle be reflected through retrospective application of the new accounting policy to all prior periods, unless it is impracticable to do so. The company has determined that retrospective application to a period prior to January 1, 2008 is not practical as the necessary information needed to restate prior periods is not available. Therefore, the Company began to apply the percentage completion method beginning January 1, 2008.

Real estate sales are reported in accordance with the provisions of Statement of Financial Accounting Standard No. 66, “Accounting for Sales of Real Estate”. Profit from the sales of development properties, less 5% business tax, is recognized by the percentage of completion method on the sale of individual units when all the following criteria are met:

a.	Construction is beyond a preliminary stage.
b.	The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit or interest.
c.	Sufficient units have already been sold to assure that the entire property will not revert to rental property.
d.	Sales prices are collectible.
e.	Aggregate sales proceeds and costs can be reasonably estimated.

If any of the above criteria is not met, proceeds shall be accounted for as deposits until the criteria are met.

Under the percentage of completion method, revenues from condominium units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

Our significant judgments and estimates related to applying the percentage of completion method include our estimates of the time necessary to complete the project, the total expected revenue and the total expected costs. Fluctuations in sales prices and variances in costs from budgets could change the percentages of completion and affect the amount of revenue and costs recognized. Changes in total estimated project costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as as unbilled revenue. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

For Company financed sales, the Company recognizes sales based on the full accrual method provided that the buyer’s initial and continuing investment is adequate according to SFAS No. 66. The initial investment is the buyer’s down-payment less the loan amount provided by the Company. Interests on these loans are amortized over the terms of the loans.

For land sales, the Company recognizes the revenue when title of the land development right is transferred and collectability is assured.

For the reimbursement on infrastructure costs, the Company recognizes the income, which is at the fair market value agreed between the Company and the PRC government, when they enter into a binding agreement with the government agreeing on the reimbursement.

Real Estate Capitalization and Cost Allocation

Real estate held for development or sale consists of residential and commercial units under construction and units completed. Construction in progress includes costs associated in development and construction of the Baqiao project.

Real estate held for development or sale are stated at cost or estimated net realizable value, whichever is lower. Costs include land and land improvements, direct construction costs and development costs, including predevelopment costs, interest on indebtedness, real estate taxes, insurance, construction overhead and indirect project costs. Selling and advertising costs are expensed as incurred. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods.

Land and land improvement costs include cost of land use rights, land improvements, interest on indebtedness and real estate taxes. Appropriate costs are allocated to projects on the basis of acreage, dwelling units and relative sales value.

Land and land improvements applicable to condominiums, town homes and single-family homes, are transferred to construction in progress when construction commences.

If the real estate is determined to be impaired, it will be written down to its fair market value. Real estate held for development or sale costs include the cost of land use rights, land development and home construction costs, engineering costs, insurance costs, wages, real estate taxes, and interest related to development and construction. All costs are accumulated by specific projects and allocated to residential and commercial units within the respective projects. The Company leases the land for the residential unit sites under land use rights with various terms from the government of the PRC. The Company evaluates the carrying value for impairment based on the undiscounted future cash flows of the assets. Write-downs of inventory deemed impaired would be recorded as adjustments to the cost basis. No impairment loss was incurred or recorded for the period ended March 31, 2008 (March 31, 2007 — $Nil).

No depreciation is provided for construction in progress.

Capitalization of Interest

In accordance with SFAS 34, interest incurred during construction is capitalized to construction in progress. All other interest is expensed as incurred.

For the three months ended March 31, 2008, interest incurred by the Company was $803,031 (March 31, 2007 — $531,103) and capitalized interest for the same period was $370,975 (March 31, 2007 — $323,277).

Concentration of Risks

The Company sells residential and commercial units to residents and small business owners and the Company sells land to the local real estate developers. The Company had one major customer that accounted for approximately 99% of the Company’s sales for the three months ended March 31, 2008 (2007 — 47%) The customer accounted for 76% of notes receivable as at March 31, 2008(March 31, 2007 — 46%).

The Company is dependent on third-party sub-contractors, manufacturers, and distributors for all of construction services and supply of construction materials. Construction services or products purchased from the Company’s five largest subcontractors/suppliers accounted for 56% of total services and supplies for the three months ended March 31, 2008 (2007 — 16%).

Accounts payables to these subcontractors/suppliers amounted to $295,644 at March 31, 2008 (2007 — $1,260,133).

The Company’s operations are carried out in the People’s Republic of China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People’s Republic of China and by the general state of the People’s Republic of China’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and Concentration of Risk

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC. Total cash in state-owned banks at March 31, 2008 amounted to $14,546,304 (December 31, 2007 — $2,296,766) of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts.

Restricted Cash

The bank grants mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes. If the houses are not completed and the new home owners have no ownership documents to secure the loan, the bank will deduct 10% of the home owner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $105,627 as of March 31, 2008 (December 31, 2007 — $101,351).

Accounts Receivable

Accounts receivable consists of balances due from customers for the sale of residential and commercial units in the PRC. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimated uncollectible amounts are based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $98,323 at March 31, 2008 (December 31, 2007 — $94,514).

Other Receivables

Other receivables consist of various cash advances to unrelated companies and individuals with which management of the Company has business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and generally short term in nature. The balance of other receivables was $660,134 (December 31, 2007 — $567,308) as March 31, 2008. Other receivables are reviewed annually as to whether their carrying value has become impaired. As of March 31, 2008, the Company has established an allowance for doubtful accounts of $198,044 (December 31, 2007 — $190,372).

Notes Receivable

The Company finances sales to certain new homeowners. Financing agreements are signed and the loans are due in 1 to 3 years. The loans are non-interest bearing, therefore the Company has discounted the carrying amount of notes receivable at the market mortgage rate. Notes receivable are presented net of allowance for doubtful accounts.

	2008	2007
Notes receivable	$4,045,095	$1,036,775
Less: unamortized interest	(216,308)	(88,857)
Less: allowance for doubtful accounts	—	—

Notes receivable, net	$3,828,787	$947,918

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the quarters ended March 31, 2008 and 2007 amounted to $93,821 and $169,861. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Head office buildings and improvements	30 years
Vehicles	6 years
Electronic equipment	5 years
Office furniture	5 years
Computer software	3 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized and depreciated over the remaining useful life of the assets.

Asset Held for Sale

The Company intends to sell one of its fixed assets which consist of 14,478 square meters of retail units with net book value of $13,430,748 as of March 31, 2008 (December 31, 2007 — $12,910,428).

Advances to Suppliers

Advances to suppliers consist of amounts paid in advance to contractors and vendors for services and materials. Advances amounted to $2,459,543 as of March 31, 2008 (December 31, 2007 — $2,071,549).

Deposits on Land Use Rights

Deposits on land use rights consist of deposits held by the government to purchase land use rights in Baqiao Park. Deposits amounted to $32,062,120 as of March 31, 2008 (December 31, 2007 — $29,694,103).

Deferred financing cost

Debt issuance costs are capitalized as deferred financing cost and amortized on a straight line basis over the term of the debt. The amortization expense for three months ended March 31, 2008 was $28,458 (2007 — $Nil) and was included in the general administrative expense.

Intangible Asset

Intangible asset relates to the development right for the 487 acres of land in Baqiao Park. The intangible asset is considered a definite lived intangible asset. In accordance with SFAS No. 142, the intangible asset is subject to amortization over its useful life. The method of amortization selected reflects the pattern in which the economic benefit of the intangible asset is realized. The amortization is based on the acreage of land sold or developed and weighted-average expected profit margins. This method is intended to match the pattern of amortization with the income-generating capacity of the asset.

As of March 31, 2008, the amount recorded for its intangible asset was $50,148,499. The Company evaluates its intangible asset for impairment issues and whenever events or changes in circumstances indicate that the carrying value of its intangible may not be recoverable from its estimated future cash flows it records a write-down for this impairment. For the quarters ended March 31, 2008 and 2007, the Company recorded $0 of amortization on the intangible asset.

Long-lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes there were no impairments of its long-lived assets as of March 31, 2008 and 2007.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” (as impacted by FSP No. 157-1 and 157-2), which provides a framework for measuring fair value under GAAP. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that the Company believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company is able to classify fair value balances based on the observability of those inputs.

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and U.S. government treasury securities.

Level 2	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter forwards, options and repurchase agreements.

Level 3	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers' needs. At each balance sheet date, the Company performs an analysis of all instruments subject to SFAS No. 157 and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

Assets and liabilities measured at fair value on a recurring basis include the following as of March 31, 2008:

	Fair Value Measurements Using			Assets/Liabilities
	Level 1	Level 2	Level 3	At Fair Value
Derivative liabilities	—	$ 10,247,192	—	$ 10,247,192

Accounts Payable

Accounts payable consists of balances due to subcontractors and suppliers for the purchase of construction services and the Baqiao government for land use right. Accounts payable amounted to $9,173,114 at March 31, 2008 (December 31, 2007 — $9,311,995).

Advances from Customers

Advances from customers represent prepayments by customers for home purchases. The Company records such prepayment as advances from customers when the payments are received. Advances from customers amounted to $5,923,646 at March 31, 2008 (December 31, 2007 — $5,258,351).

Other Payables

Other payables consist of various cash advances from unrelated companies and individuals which management of the Company has business relationships. These amounts are not related to operations of the Company, are unsecured, non-interest bearing and short term in nature. Other payables amounted to $4,282,280 as of March 31, 2008 (December 31, 2007 — $3,881,137).

Advertising Costs

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $281,898 and $62,891 for the three months ended March 31, 2008 and 2007, respectively.

Warranty Costs

Generally, the Company provides all of its customers with a limited (half a year to 5 years) warranty period for defective workmanship. The Company accrues the estimated warranty costs into the cost of its homes as a liability after each project is closed based on the Company’s historical experience, which normally is less than 0.2% of total costs of the project. Any excess amounts are expensed in the period when they occur. Many of the items relating to workmanship are completed by the existing labor force utilized to construct other new houses and are therefore already factored into the labor and overhead costs of another project. Any significant material defects are generally under warranty with the Company’s suppliers. Currently, the Company retains 5% of the total construction contract from the construction contractors for a period of one year after the completion of the construction. Such retention amounts will be used to pay for any repair expense incurred due to defects in the construction. The Company has not historically incurred any significant litigation requiring additional specific reserves for its product offerings. As of March 31, 2008 and December 31, 2007, the Company accrued $0 as warranty costs.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At March 31, 2008 the significant book to tax difference was related to the intangible asset which has no tax value. There was no significant book to tax differences for 2007.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109", (“FIN 48”), on January 1, 2007. The Company did not have any material unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the PRC jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of general and administrative expense. As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax rate differences from the federal statutory rate primarily due to non-deductible expenses, temporary differences and preferential tax treatment. No assessments on the income taxes for the 2006, 2007 and 2008 have been received by the Company.

Local PRC Income Tax

The subsidiaries of the Company are governed by the Income Tax Laws of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. New Land and Hao Tai are entitled to a refund of 6% of taxes otherwise payable.

The provision for income taxes for the quarters ended March 31, 2008 and 2007 consisted of the following:

	2008	2007
Provision for China income and local tax	$280,951	$413,663
Recovery of deferred taxes	—	—

Total provision for income taxes	$280,591	$413,663

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate at March 31, 2008 and 2007:

	2008	2007
U.S. statutory rates	34%	34%
Foreign income not recognized in USA	-34%	-34%
U.S. loss not recognized	60%	—
Statutory income taxes in China	25%	33%
Totals	85%	33%

Basic and Diluted Earnings Per Share

Earning per share is calculated in accordance with the SFAS No. 128, “Earnings per share”. Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method.

Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Income

Comprehensive income consists of net income and foreign currency translation gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income. Gain on foreign exchange translation totaled $3,047,864 and $253,357 for March 31, 2008 and 2007, respectively.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Accounting Principles Recently Adopted.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financials Liabilities — Including an Amendment of FASB Statement No.115” issued by FASB in February 2007, this standard permits measurement of certain financial assets and financial liabilities at fair value. If the fair value option is elected, the unrealized gains and losses are reported in earnings at each reporting date. Generally, the fair value option may be elected on an instrument-by-instrument basis, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 requires prospective application and certain additional presentation and disclosure requirements. The adoption on January 1, 2008 of this statement did not have a material impact on the Company’s consolidated financial statements. Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”) which revised SFAS No. 141, “Business Combinations”. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. As the provisions of SFAS No. 141(R) are applied prospectively, the impact of this standard cannot be determined until the transactions occur.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This standard is effective for fiscal years beginning after December 15, 2008. The impact of this standard cannot be determined until the transactions occur.

Recent Accounting Pronouncements — continue

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirements of FASB Statement 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) to require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company is currently evaluating the impact of the adoption of SFAS No. 161.

Note 3 — Supplemental Disclosure of Cash Flow Information

Income taxes paid amounted to $0 for the three months ended March 31, 2008 and 2007. Interest paid for the three months ended March 31, 2008 and 2007 amounted to $377,145 and $531,103, respectively. Cash financing activities included the issuance of $20 million of senior secured convertible notes to institutional investors. In addition, 1,437,467 five-year warrants with a strike price of $6.07 per common share, which are callable if certain stock price thresholds are met. Approximately 215,620 warrants are also available as a management incentive if certain milestones are met.

Non-cash operating activity included the reclassification of inventory — construction in progress to fixed assets with book value of $285,143. In addition, the interest income of $341,796 receivable on the reimbursement of infrastructure from the Baqiao government will be applied against future purchase of land use right and is recorded as deposit on land use right.

Note 4 — Accounts Receivable

Accounts receivable consist of the following at March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Accounts receivable	$12,838,821	$12,202,396
Allowance for doubtful accounts	(98,323)	(94,514)

Accounts receivable, net	$12,740,498	$12,107,882

Note 5 — Other Receivables, Prepaid Expenses and Other Assets

Other receivables, prepaid expenses and other assets consist of the following at March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Other receivables	$796,997	$749,890
Allowance for bad debts	(198,044)	(190,372)
Prepaid expenses	36,529	7,790
Other asset	24,652

Other receivables, prepaid expense
other assets	$660,134	$567,308

Note 6 — Property and Equipment, Net

Property and equipment consist of the following at March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Head office buildings and improvements	$1,059,541	$1,018,494
Income producing properties	19,499,361	18,469,840
Electronic equipment	204,128	195,244
Vehicles	91,276	87,740
Office furniture	124,801	119,960
Computer software	83,100	48,180

Totals	21,062,207	19,939,470
Accumulated depreciation	(1,470,710)	(1,322,030)
Net book value of building held for sale	(13,430,748)	(12,910,428)

Property and equipment, net	$6,160,749	$5,707,012

Note 7 — Intangible asset

Intangible asset consists of the following at March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Intangible acquired	$51,404,300	$49,412,847
Accumulated depreciation	1,255,801	1,207,150

Intangible asset, net	50,148,499	48,205,697

Note 8 — Loans Payable to New Land’s Previous Shareholders

The Company has loans payable to previous shareholders of New Land that totaled to $8,849,820 at March 31, 2008 (December 31, 2007 — $11,413,229). $6,074,161(December 31, 2007 — $8,717,684) of the total relates to the acquisition of New Land and is due January 2009. The remaining balance pertains to additional loans made by these shareholders and is due in June 2008. The loans bear interest at 10% per annum.

Note 9 — Loans from Employees

The Company has borrowed monies from certain employees to fund the Company’s construction projects. The loans bear interest ranging between 7% and 12% and the principal matures in 2009. At March 31, 2008, loans from employees amounted to $2,162,420 (December 31, 2007 — $2,388,862).

Note 10 — Loans Payable

Loans payable represent amounts due to various banks and are due on demand or within one year. These loans generally can be renewed with the banks when they expire. Loans payable at March 31, 2008 and December 31, 2007 consisted of the following:

	March 31, 2008	December 31, 2007
Commercial Bank Weilai Branch
originally due August 7, 2007 and renewed to
August 29, 2008, annual interest rate is at
percent, 11.34 percent secured by the Company's
Xin Xing Gangwan, Xin Xing Xing Gang Wan Xin
Xing Tower and Ming Yuan Yuan projects	$5,419,280	$5,209,333

Commercial Bank Weilai Branch
originally due December 31, 2007 and renewed to
December 31, 2008, annual interest is at 9.79
percent, secured by the Company's 24G projects	5,704,507	5,483,508

Xi'an Rural Credit union Zao Yuan Rd. Branch,
Due June 14, 2008, annual interest is at 9.527
percent, secured by the Company's Jun Jing Yuan I,
Yuan I, Han Yuan and Xin Xing Tower projects	3,565,317	3,427,193

Total	$14,689,104	$14,120,034

All loans were borrowed for construction projects. All interest paid was capitalized and allocated to various construction projects.

Note 11 — Convertible debt

On January 28, 2008, the Company issued Senior Secured Convertible Notes due in 2013 (the “Convertible debt”) and warrants to subscribe for common shares for an aggregated purchase price of US$20 million. The Convertible debt bears 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB notional principle amount, payable quarterly in arrears in U.S. Dollars on the first business day of each calendar quarter and on the maturity date.

The holders have the right to convert up to 45% ($9 million) of the principle amount of the Convertible debt into common shares at an initial conversion price of $5.57, subject to upward adjustment. The Company, at its discretion, may redeem the remaining $11 million of Convertible debt at 100% of the principle amount, plus any accrued and unpaid interest. The warrants associated with the Convertible debt grant the holders the right to acquire shares of common stock at $6.07 per share, subject to customary anti-dilution adjustments. The warrants may be exercised to purchase common stock at any time up to and including February 28, 2013.

The convertible debt is secured by a first priority, perfected security interest in certain shares of common stock of Lu PingJi, the president of the Company. The convertible debt is subject to events of default customary for convertible securities and for a secured financing.

Both warrant and embedded derivative associated with convertible debt meet the definition of a derivative instrument according to FASB No. 133 and should be recorded as a derivative instrument liabilities and periodically marked-to-market. The fair value of warrants and embedded derivative on inception were determined to be $3,419,653 and $3,927,375, respectively, using the Cox-Rubinstein-Ross Binomial Lattice Model with the following assumption: expected life 5 years, expected volatility — 75%, risk free interest rate — 2.46% and dividend rate — 0%. The fair value of the warrants and embedded derivative at March 31, 2008 were determined to be of $3,663,409 and $4,211,886, respectively. A change in fair value for warrants and embedded derivative of $243,756 and $284,511, respectively were recorded in the Company’s consolidated statement of income.

After allocating the gross proceeds to the fair value of the warrants and the embedded derivative instrument, the remaining proceeds were allocated as the initial carrying value of the Convertible debt. It is accreted to its face amount at maturity using the effective interest method. The effective interest rate was determined to be 15.42%. The carrying value of Convertible debt at March 31, 2008 was $12,824,655. Related interest expense and accretion expense for three months ended March 31, 2008 were $177,777 and $171,683, respectively.

Note 12 — Shareholders’ Equity

Common stock

On January 15, 2007, the Company issued 60,000 shares of common stock to an investor relations company in consideration for one year of consulting service through December 31, 2007. The 60,000 shares of common stock have been recorded at $2.19 per share or $131,400 based on the trading price of the shares at January 12, 2007. This amount was included in prepaid expenses and is being amortized over the service period.

Pursuant to securities purchase agreements with accredited investors dated May 7, 2007, the Company received $25,006,978 and issued 9,261,847 shares of common stock and 2,778,554 warrants. Each warrant is exercisable for five years at $4.50 per share. In connection with the offering, the Company paid a 7% placement fee and $173,689 in legal fees. The fair value of the warrants at December 31, 2007 was determined to be $0.76 per warrant using the CRR Binomial Lattice Model with the following assumptions: expected life — 4.34 years; expected volatility — 75%, risk fee interest rate — 3.35% and dividend rate — 0%.

According to Section 4.8, Anti-Dilute of the Share Purchase Agreements dated June 28, 2006, July 7, 2006 and August 21, 2006, the Company issued 126,138 shares of common stock and 27,364 warrants; additionally, the Company reduced the exercise price of all related warrants from $3.60 to $3.31. The fair value of the warrants at December 31, 2007 was determined to be $2.55 per warrant using the CRR Binomial Lattice Model with the following assumptions: expected life — 1.53 years; expected volatility — 75%, risk fee interest rate — 3.20% and dividend rate — 0%.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settle in, a Company’s Own Stock,” the warrants issued contain a provision permitting the holder to demand payment based on a Black Scholes valuation in certain circumstances. Therefore, under EITF 00-19 and SFAS No. 133, the Company recorded the warrants as a liability at their fair value on the date of grant and then marked them to $6,035,306 at March 31, 2008. The change in fair value of warrants totaled $-9,489.

1,870 warrants having an exercise price of $4.50 were exercised in Feb 2008 on a cash basis, resulting in the issuance of 1,870 shares of common stock with proceeds of $8,415.

Warrants

Following is a summary of the warrant activity:

	Warrants Outstanding	Warrants Exercisable	Weighted Average Exercise Price
December 31, 2007	2,946,383	2,946,383	$4.41

Granted	1,437,467	1,437,467	$6.07
Exercised	(1,870)	(1,870)	$4.50

March 31, 2008	4,381,980	4,381,980	$4.95

Following is a summary of the status of warrants outstanding at March 31, 2008:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Price	Exercise Number
$3.31	213,131	1.28 years	$3.31	213,131
$4.50	2,731,382	4.09 years	$4.50	2,731,382
$6.07	1,437,467	4.83 years	$6.07	1,437,467

Statutory Reserves

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises’ income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves. The proportion of allocation for reserve funds is no less than 10 percent of the profit after tax until the accumulated amount of allocation for statutory surplus reserve funds reaches 50 percent of the registered capital. Statutory reserves represent restricted retained earnings.

Statutory surplus reserves are to be utilized to offset prior years’ losses, or to increase its share capital. When a limited liability company converts its surplus reserves to capital in accordance with a shareholders’ resolution, the Company will either distribute new shares in proportion to the number of shares held by each shareholder, or increase the par value of each share. Except for the reduction of losses incurred, any other usage should not result in this reserve balance falling below 25% of the registered capital. Registered capital at March 31, 2008 is approximately $33.8 million (December 31, 2007 — $23.6 million)

Pursuant to the board of directors’ resolution, XTHDC transferred 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distributions of any dividends to shareholders. For the three months ended March 31, 2008, the Company appropriated $0 (March 31,2007 — $83,986) to this surplus reserve.

Note 13 — Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The Company established a retirement pension insurance, unemployment insurance, health insurance and house accumulation fund for the employees during the term they are employed. For the three months ended March 31, 2008 and 2007, the Company made contributions in the amount of $6,581 and $6,218, respectively.

Note 14 — Earnings Per Share

Earnings per share for the three months ended March 31, 2008 and 2007 were determined by dividing net income for the years by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. The net income for diluted Earnings per share was adjusted.

	2008	2007
Net income for basic earnings per share	$47,685	$792,502
Change in fair value on dilutive warrants:	(253,245)

Net (loss) income for diluted earnings per share	(205,560)	792,502
Weighted average shares outstanding - basic	30,142,565	20,669,223
Effect of diluted securities and warrants:	155,525

Weighted average shares outstanding - diluted	30,298,090	20,669,223
Earnings per share
- basic	$0.00	$0.04
- diluted	(0.01)	0.04

The convertible debt and warrants issued along with the debt have an anti-dilutive effect on the earnings per share and are therefore excluded from the determination of diluted earnings per share calculation.

Note 15 — Commitments and Contingencies

The Company leases part of its office space under long-term, non-cancelable operating lease agreements. The leases expire on December 31, 2008. The future minimum rental payments required under the operating lease agreements are $71,816.

As of March 31, 2008, the Company had one land use right with an unpaid balance of approximately $2.5 million. The balance is not due until the vendor removes the existing building on the land and changes the zoning status on the land use right certificate.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by us in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing Fee	$622.74
Accounting and Audit Fees	$10,000.00
Legal Fees and Expense	$50,000	.00*
Printing and Engraving Expenses (includes EDGAR service)	$2,500	.00*
Total estimated expenses	$63,122.74

*Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged for negligence or misconduct in the performance of his duty. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of Directors who have not incurred expense in connection with such action, suit, or proceeding, then by resolution adopted by a majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or (e) order of any Court having jurisdiction over the Corporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

RECENT SALES OF UNREGISTERED SECURITIES

Acquisition on March 9, 2007

        On March 9, 2007, the Registrant entered into a Shares Transfer Agreement with the shareholders of Xi’an New Land Development Co., Ltd. (“New Land”), pursuant to which the Registrant has acquired 32,000,000 shares of New Land, constituting 100% equity ownership of New Land. The total purchase price for the shares acquisition is 270 million Renminbi, estimated to be approximately US$34 million at the current currency exchange rate which is subject to change. The total purchase price includes the initial cash payment of 5 million Renminbi, estimated to be approximately US$610,000, payable within 20 days after the signing of the Shares Transfer Agreement, an additional cash payment of 57 million Renminbi, estimated to be approximately US$7.2 million, payable within 30 days after the Registrant has received a satisfactory audit report of New Land, and the issuance of 10% promissory note of the aggregate amount of 208 million Renminbi, estimated to be approximately US$26.2 million, with a maturity date of January 30, 2009.

Private Placement on May 9, 2007

        On May 7, 2007, China Housing & Land Development, Inc. (the “Company”), entered into securities purchase agreements with accredited investors, and on May 9, 2007 (the “Closing Date”), the Company completed the sale of $25,006,978 of common stock of the Company and common stock purchase warrants. The securities sold were an aggregate of 9,261,847 shares of Common Stock and 2,778,554 Warrants. Each Warrant is exercisable for a period of five (5) years at an exercise price of $4.50 per share. Cantor Fitzgerald & Co. acted as the placement agent of the private placement. All of these securities were sold pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

        The Company is obligated to file a registration statement to register the resale of shares of the common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants granted in the private placement. If the registration statement is not filed within 45 days from the Closing Date, or declared effective within 180 days following the Closing Date, or if the registration ceases to be effective for more than thirty (30) trading days, the Company is obligated to pay the investors certain fees per month in the amount of 1% of the principal amount invested.

        In connection with the offering, the Company paid a placement fee of 7% of the proceeds in cash.

Financing on January 28, 2008

        On January 28, 2008, China Housing & Land Development, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”). Pursuant to the Agreement, the Company agreed to sell to Investors 5.0% Senior Secured Convertible Notes, which are convertible into shares of the Company’s Common Stock, for an aggregate purchase price of US$ 20,000,000 and to receive, in consideration for such purchase, Warrants to acquire additional shares of Common Stock.  The 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date. The Notes are secured by a first priority, perfected security interest in certain shares of Common Stock of Lu Pingji, as evidenced by the pledge agreement (the “Pledge Agreement”). The Notes are subject to events of default customary for convertible securities and for a secured financing.  The Warrants grant the Investors the right to acquire shares of Common Stock at $6.07 per share of Common Stock, subject to customary anti-dilution adjustments. The Warrants may be exercised to purchase Common Stock at any time after January 28, 2008 to and including February 28, 2013, the expiration date of the Warrants.

        The Company’s 5.0% Senior Secured Convertible Notes were purchased by the following investors: Whitebox Intermarket Partners, LP, Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Special Opportunities Fund Series B Partners, LP, Pope Investments II, LLC, Berlin Income, L.P., Berlin Capital growth, L.P., Thomas G. Berlin, and Eastern Management & Financial, LLC. The shares of Common Stock covered by warrants were 1,437,467 in total. The securities were being offered and sold in reliance upon the exemptions from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 under Regulation D. All securities were sold to accredited investors and the Company did not use general solicitation or advertising to market the securities.

        In connection with this transaction, the Company and the Investors entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms and conditions of the Registration Rights Agreement, the Company has agreed to register within 60 calendar days after closing shares of Common Stock issuable to the Investors for resale on a Form S-3 Registration Statement to be effective by 90 calendar days or 120 days if the registration statement is subject to a full review by the U.S. Securities and Exchange Commission. The Company shall register an amount of Common Stock for resale that equals at least 125% of the sum of shares issuable upon conversion of the Notes, the exercise of the Warrants and the payment of interest accrued on the Notes. The registration rights granted under the Registration Rights Agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures.

ITEM 27.   EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation (incorporated by reference to the exhibits to Registrants Form SB-2 filed on October 27, 2004)

3.2	Registrant’s By-Laws (incorporated by reference to the exhibits to Registrants Form SB-2 filed on October 27, 2004)

5.1	Opinion of Dennis Brovarone, Esq.

10.1	Form of Securities Purchase Agreement (incorporated by reference to the exhibits to Registrant’s Form 8-K filed on January 30, 2008).

10.2	Form of Common Stock Purchase Warrant (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

10.3	Form Convertible Note (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

10.4	Form of Registration Rights Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

10.5	Form of Pledge Agreement (incorporated by reference to the exhibits to Registrants Form 8-K filed on January 30, 2008).

21.1	List of Subsidiaries of the Registrant

23.1	Consent of MSCM LLP

23.2	Consent of Dennis Brovarone, Esq (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

ITEM 28.   UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Xian, China, on June 12, 2008.

June 12, 2008 June 12, 2008	CHINA HOUSING AND LAND DEVELOPMENT, INC.

By: /s/ Lu Pingji
   Name: Lu Pingji
   Title: Chief Executive Officer

By: /s/ William Xin
   Name: William Xin
   Title: Chief Financial Officer
  (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lu Pingji and William Xin his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Lu Pingji Lu Pingji /s/ Xiao Genxiang Xiao Genxiang /s/ Feng Xiaohong Feng Xiaohong /s/ Shi Zhiyong Shi Zhiyong /s/ William Xin William Xin	Chairman of the Board and
Chief Executive Officer

Chief Administrative Officer
and Director

Chief Operating Officer and
Director

Vice President,
Chief Legal Counsel and
Director

	Chief Financial Officer	June 12, 2008 June 12, 2008 June 12, 2008 June 12, 2008 June 12, 2008